Exhibit 10.31

Certain identified information has been excluded from this exhibit because it is both not material and is the type of information that the registrant treats as private or confidential. The omitted information is marked with “[*].”
EXECUTION VERSION (2)
ACTIVE 269852356V.13
CREDIT AGREEMENT
Dated as of August 11, 2021
among
GWG DLP FUNDING VI, LLC,
as the Borrower,
THE LENDERS PARTY HERETO
and
NATIONAL FOUNDERS LP,
as the Administrative Agent

Table of Contents

(i)

(ii)

(iii)

(iv)

SCHEDULES

1.1-1	Pre-Approved Insurers
1.1-2	Eligibility Exceptions
2.1	Commitments and Applicable Percentages as of the Closing Date
4.1	List of Closing Documents
5.15	Taxpayer Identification Number; Other Identifying Information
10.2	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of
A	Loan Notice
B	Note
C	Assignment and Assumption
D	Compliance Certificate
E-1 through E-4	U.S. Tax Compliance Certificates
F	Remittance Report
G	Borrowing Base Certificate

ANNEXES

A	Eligibility Criteria
B	Special Purpose Entity Requirements
C D	Pool Policies Policy Valuation Methodology
E	RDB Policy Schedule

(v)

CREDIT AGREEMENT
This Credit Agreement (this “Agreement”) is entered into as of August 11, 2021 (the “Closing Date”), among GWG DLP Funding VI, LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party hereto (each, a “Lender”) and National Founders LP, a Delaware limited partnership (“National Founders”), as the Administrative Agent.
The Borrower has requested that the one or more Lenders provide a term loan facility (the “Facility”), and the one or more Lenders are willing to do so, on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Article I
DEFINITIONS AND CERTAIN RULES OF CONSTRUCTION
Section I.1Defined Terms. As used in this Credit Agreement, the following terms shall have the meanings set forth below:
“Act” has the meaning specified in Section 10.18.
“Administrative Agent” means National Founders LP in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.2, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders in writing.
“Administrative Questionnaire” means an administrative questionnaire in a form approved by the Administrative Agent.
“Advance Rate” means [*]%.
“Affected Financial Institution” means (i) any EEA Financial Institution or (ii) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Closing Date Policy Value” means the cumulative sum, with respect to each Policy constituting a Pool Policy on the Closing Date, of such Policy’s Initial Policy Value.
“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.
“Agreement Currency” has the meaning specified in Section 10.21.
“Anti-Corruption Law” means any Law of any jurisdiction applicable to GWG Holdings or any Subsidiary thereof, including either Loan Party, from time to time concerning or relating to bribery or corruption.
“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitment represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.11. If the commitment of each Lender to make Loans has been terminated pursuant to Section 8.2 or if the Aggregate Commitment has expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments by such Lender. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable.
“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Insurer” means, as of any date of determination, any Insurer that (i) either (a) possesses a financial strength rating of at least A- by A.M. Best Company, Inc. as of such date of determination, (b) is listed on Schedule 1.1-1 or (c) has been designated by the Administrative Agent as an “Approved Insurer” in writing to the Borrower as of such date of determination and (ii) is not the subject of any Insolvency Proceeding as of such date of determination.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.6(b)(ii)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Available Funds” means, with respect to any Remittance Date (such Remittance Date, the “Subject Remittance Date”), collectively:
(a)all Collections received in respect of the Pool Policies during the most recently ended Monthly Period;
(b)all investment earnings earned on investments in the Collection Account during the most recently ended Monthly Period;

(c)all amounts transferred to the Collection Account pursuant to Section 2.4(e) since the Remittance Date immediately preceding the Subject Remittance Date (or since the Closing Date if the Subject Remittance Date is the first Remittance Date); and
(d)all other amounts deposited to the Collection Account (other than amounts deposited in error) during the most recently ended Monthly Period pursuant to this Agreement or any other Loan Document (including, if such Monthly Period is the initial Monthly Period, all other amounts in the Collection Account as of the Closing Date) and not enumerated above.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (i) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (ii) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Account” has the meaning specified in Section 2.4(f).
“Borrower Certification” means, with respect to any request for a Loan, a certification of the Borrower stating that (i) no Default or Event of Default will occur or be continuing after giving effect to such Loan, and (ii) the proceeds of such Loan will be used solely for Permitted Uses.
“Borrower Collateral” means the “Collateral” as defined in the Borrower Security Agreement.
“Borrower Expense” means any out-of-pocket fee, cost, expense or other amount reasonably incurred by the Borrower in connection with the maintenance of the Borrower or the operation of its business; provided, however, (i) no premium payment, or payment in respect of any Policy Loan, with respect to any Pool Policy or other Policy shall constitute a Borrower Expense, (ii) no Collateral Account Bank Fee, Securities Intermediary Fee, Servicing Fee, Valuation Agent Fee or other amount (including in respect of any indemnification obligation) payable under a Collateral Account Control Agreement, the Securities Intermediary Agreement,

the Servicing Agreement or the Valuation Agreement shall constitute a Borrower Expense and (iii) no Obligation payable to a Secured Party shall constitute a Borrower Expense.
“Borrower LLC Agreement” means that certain Limited Liability Company Agreement, dated as of August 11, 2021, between the Parent and Albert Fioravanti.
“Borrower Materials” has the meaning specified in Section 6.2.
“Borrower Security Agreement” means that certain Security Agreement, dated as of the Closing Date, between the Borrower and the Administrative Agent.
“Borrower Sale and Contribution Agreement” means the Sale and Contribution Agreement, dated as of the Closing Date, between the Parent and the Borrower.
“Borrowing” means a borrowing consisting of one or more simultaneous Loans made by the one or more Lenders pursuant to Section 2.1; provided, however, the term Borrowing when used in Section 2.9(b)(i) or 10.11 also shall refer to one or more simultaneous Loans made by the one or more Lenders pursuant to Section 2.13.
“Borrowing Base” means, as of any date of determination, the sum of (i) the aggregate Policy Value of all of the Pool Policies as of such date of determination and (ii) the amount on deposit in the Reserve Account as of such date of determination.
“Borrowing Base Certificate” means a certificate in substantially the form of Exhibit G, duly executed by a Responsible Officer of the Borrower.
“Borrowing Base Deficiency” means, at any time, that the quotient of (i) the Total Outstandings as of such time and (ii) the Borrowing Base as of such time exceeds 0.65.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York, Wilmington, Delaware, Dallas, Texas, Salt Lake City, Utah, Minneapolis, Minnesota or the city where the Administrative Agent’s Office is located (which is initially Atlanta, Georgia).
“Buyer” has the meaning specified in Section 2.12(a).
“Cash” means immediately available funds denominated in the currency of the United States as at the time shall be legal tender for payment of all public and private debts.
“Cash Equivalent Investment” means money market mutual funds that are registered with the SEC under the Investment Company Act of 1940 and operated in accordance with Rule 2a-7 thereunder and that at the time of such investment are rated Aaa-mf by Moody’s and/or AAAm by S&P.
“Change in Control” means a change or series of changes resulting when (i) either Loan Party merges or consolidates with any other Person or permits any other Person to become the successor to its business, and such Loan Party is not the surviving entity after such merger, consolidation or succession, other than as expressly permitted by the Loan Documents, (ii) either Loan Party conveys, transfers, leases or otherwise Disposes substantially all of its assets as an entirety to another Person, other than as expressly permitted by the Loan Documents, (iii) any Person shall become the owner, directly or indirectly, beneficially or of record, of Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent, (iv) GWG Holdings ceases to own, directly or indirectly, more than fifty percent (50%) of the aggregate ordinary voting power, and aggregate economic interest, represented by the issued and outstanding Equity Interests of the Parent or (v) the Parent ceases to own directly one hundred percent (100%) of the Equity Interests of the Borrower, free and clear of all Liens other than Permitted Liens.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” has the meaning specified in the introductory paragraph hereto.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means, collectively, the Borrower Collateral and the Parent Collateral.
“Collateral Account Bank” means Wells Fargo Bank, N.A., or any other Person that becomes the “Bank” under either Collateral Account Control Agreement.
“Collateral Account Bank Fees” means, collectively, all fees due and payable to the Collateral Account Bank pursuant to either Collateral Account Control Agreement.
“Collateral Account Control Agreements” means, collectively, the Collection Account Control Agreement and the Reserve Account Control Agreement.
“Collateral Accounts” has the meaning specified in Section 2.4(a).
“Collection Account” means the account established pursuant to Section 2.4(d).

“Collection Account Control Agreement” means that certain Securities Account Control Agreement (Collection Account), dated as of the Closing Date, among the Borrower, the Collateral Account Bank and the Administrative Agent.
“Collections” means, collectively, (a) all cash collections and other cash proceeds received under any Pool Policy, including all Death Benefit payments, return of premium, investment earnings, insurance proceeds, fees and amounts payable by a liquidator, regulator, insurance fund or otherwise in connection with the insolvency or receivership of an insurance carrier, (b) all other amounts received from an Insurer under, or in connection with, any Pool Policy, including upon any surrender, lapse, rescission or voiding of such Pool Policy, (c) the Sale Price received from a sale of a Pool Policy to a Buyer pursuant to Section 2.12(a), (d) all amounts paid to or for the account of the Borrower pursuant to the terms of any Loan Document, other than any amount paid pursuant to Section 2.4(b)(i)(I) or (ii)(I) and (e) all other cash collections and other cash proceeds of the Borrower Collateral. Collections that are required to be distributed to the Borrower by deposit to the Borrower Account pursuant to Section 2.4(b)(i)(I) or (ii)(I) on any Remittance Date but are not so distributed for any reason shall not constitute Collections thereafter and shall be so distributed to the Borrower as soon as reasonably practical.
“Commitment” means, as to each Lender, its obligation to make one or more Loans to the Borrower pursuant to Section 2.1, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contestable Policy” means, as of any date, a Policy (i) that is subject to such Policy’s contestability period as of such date or (ii) with respect to which the related Insurer is permitted to rescind such Policy, or otherwise refrain from paying the Death Benefit with respect to such Policy, if an Insured thereunder commits suicide on such date.
“Contingent Obligations” means, with respect to any Person, all unfunded or contingent Indebtedness and, without duplication, Potential Obligations, of such Person, including (a) Guarantees, keepwells and other contingent obligations that are required to be reserved for under Appropriate Accounting Principles, (b) the mark-to-market value of Guarantees of non-credit derivatives (i.e., interest rate or foreign exchange hedges) net of restricted cash posted under collateral support annexes related thereto and (c) the effective notional value of sold credit protection (i.e., credit default swaps or total return swaps) net of restricted cash posted under collateral support annexes related thereto.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound, in each case whether written or oral.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Data Tape” means an Excel spreadsheet setting forth data in respect of the Pool Policies for the data fields included in the Initial Data Tape.
“Death Benefit” means, with respect to any Policy, the net death benefit payable under such Policy.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, examinership, reorganization, rehabilitation or similar debtor relief Laws of the United States or any other applicable jurisdiction (including of any state) from time to time in effect.
“Default” means any event or condition that with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means the Interest Rate plus 2.00%.
“Defaulting Lender” means, subject to Section 2.11(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to such funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding such Loan (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.11(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.
“Discount Rate” means, as of any date of determination, the per annum rate equal to the sum of (i) the weekly average yield to maturity as of such date of determination of actually traded United States Treasury securities adjusted to a constant maturity of the longer of (x) one year and (y) the available period that is closest in time to the period from such date of determination to the third anniversary of the Closing Date (in each case, as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date of determination (or, if the Federal Reserve Statistical Release is no longer published, any publicly available source of similar market data)) and (ii) [*]%.
“Discounted Interest Amount” means, as of any date (the “Subject Prepayment Date”) on which any principal of any Loan is prepaid, or is required to be prepaid, pursuant to Section 2.3(a) (the amount thereof, to the extent that a Prepayment Premium is payable under Section 2.3 in respect of such principal, the “Subject Prepaid Principal Amount”) prior to the third anniversary of the Closing Date, the cumulative sum, with respect to each Remittance Date (a “Subject Remittance Date”) that would occur (without regard to such prepayment) from the Subject Prepayment Date to the third (3rd) anniversary of the Closing Date, of the amount of interest on the Subject Prepaid Principal Amount that would have been payable on such Subject Remittance Date had such prepayment not occurred (assuming that the entirety of the Subject Prepaid Principal Amount would be outstanding on such Subject Remittance Date), discounted from such Subject Remittance Date to the Subject Prepayment Date at the Discount Rate as of the second (2nd) Business Day prior to the Subject Prepayment Date. For purposes of the foregoing, interest shall be calculated based upon the Interest Rate as of the Subject Prepayment Date prior to giving effect to any prepayment on the Subject Prepayment Date, except to the extent that any such calculation involves the Interest Rate as of a day prior to the Subject Prepayment Date, in which case the Interest Rate as of such day shall be used in such calculation with respect to such day.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including (i) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, (ii) any lapse or surrender of a Policy and (iii) any transfer of any portion of the economics associated with a Policy, whether pursuant to a Swap Contract or otherwise.
“Distribution Agreement” means the Distribution Agreement, dated as of the Closing Date, between DLP Funding IV and GWG Life.
“DLP Funding IV” means GWG DLP Funding IV, LLC, a Delaware limited liability company.
“DLP Funding IV Administrative Agent” means CLMG Corp., in its capacity as the administrative agent under the Third Amended and Restated Loan and Security Agreement, dated as of June 28, 2021, among DLP Funding IV, the financial institutions party thereto and CLMG Corp., as the administrative agent thereunder, and certain related agreements.
“Dollar” and “$” mean lawful money of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Escrow Agent” means any escrow agent reasonably acceptable to the Administrative Agent.
“Eligible Medical Underwriter” means any Permanent Medical Underwriter; provided, however, if, on the date hereof, the Policy File with respect to a Pool Policy contains a Life Expectancy Report from a Historical Medical Underwriter with respect to an Insured under such Pool Policy, but not from a Permanent Medical Underwriter with respect to such Insured, such Historical Medical Underwriter shall constitute an Eligible Medical Underwriter with respect to such Insured (and with respect to such Pool Policy, as the context may require) during the period from the date hereof to the first day on which such Policy File contains a Life Expectancy Report from a Permanent Medical Underwriter with respect to such Insured (or, if sooner, the first day on which a Life Expectancy Report from a Permanent Medical Underwriter with respect to such Insured is possessed by or on behalf of a Loan Party).
“Eligible Policy” has the meaning specified on Annex A.
“Eligible Sale Escrow Arrangement” means an escrow arrangement for the sale of one or more Policies by the Borrower under an escrow agreement entered into with an Eligible Escrow Agent containing provisions reasonably acceptable to the Administrative Agent.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership interests (including limited liability company interests) in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership interests (including limited liability company interests) in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership interests (including limited liability company interests) in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other ownership interests), and all of the other ownership interests in such Person (including partnership, limited liability company or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other ownership interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 8.1.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excess Cash Flow Percentage” means (i) with respect to any Remittance Date occurring prior to the second anniversary of the Closing Date, [*]%; (ii) with respect to any Remittance Date occurring on or after the second, but prior to the eighth, anniversary of the Closing Date, to the extent that the Total Outstandings would be (a) greater than or equal to [*]% of the Borrowing Base as of such Remittance Date after giving effect to the payments described in Sections 2.4(b)(i)(A) through (F), [*]%, (b) less than [*]%, but greater than or equal to [*]%, of the Borrowing Base as of such Remittance Date after giving effect to the payments described in Sections 2.4(b)(i)(A) through (F), [*]%, (c) less than [*]%, but greater than or equal to [*]%, of the Borrowing Base as of such Remittance Date after giving effect to the payments described in Sections 2.4(b)(i)(A) through (F), [*]%, or (d) less than [*]% of the Borrowing Base as of such Remittance Date after giving effect to the payments described in Sections 2.4(b)(i)(A) through

(F), [*]%, and (iii) with respect to any Remittance Date occurring on or after the eighth anniversary of the Closing Date, [*]%.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.1 and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Facility” has the meaning specified in the recitals hereto.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Fee Letter” means the letter agreement, dated the Closing Date, between the Borrower, National Founders, as the initial Lender, and the Administrative Agent.
“Financed Death Benefit” means, with respect to any Policy listed on Annex C, the amount equal to such Policy’s Death Benefit minus such Policy’s RDB Amount, if any.
“Foreign Lender” means a Recipient that is not a U.S. Person.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person, other than a natural Person, that is, or will be, engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, without duplication of amounts, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“GWG Holdings” means GWG Holdings, Inc., a Delaware corporation.
“GWG Life” means GWG Life, LLC, a Delaware limited liability company.
“Higher Rate Factor” means, as of any date of determination, the percentage equal to (i) the greater of (a) the amount equal to (1) the LTV Percentage as of such date of determination minus (2) 65% and (b) zero percent divided by (ii) the LTV Percentage as of such date of determination.

“Historical Medical Underwriter” means any of Elevation Underwriting, LLC, Examination Management Services Incorporated, Longevity Services, Inc., ISC Services or Predictive Resources LLC.
“In-Force Pool Policy” means, as of any date of determination, any Policy that is a Pool Policy, and is in-force, as of such date of determination. For purposes of clarification, any Pool Policy that has been surrendered or has lapsed shall not constitute an In-Force Pool Policy.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)all direct or Contingent Obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)net obligations of such Person under any Swap Contract;
(d)all obligations of such Person to pay the deferred purchase price of property or services;
(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)capital leases and Synthetic Lease Obligations;
(g)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
(h)any Swap Contract under which the Swap Termination Value thereof with respect to Borrower could be less than zero as of any date during the term of such Swap Contract, regardless of the actual Swap Termination Value as of any date; and
(i)all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in clause (i) above, Other Taxes.
“Indemnitees” has the meaning specified in Section 10.4(b).
“Information” has the meaning specified in Section 10.7.
“Initial Data Tape” means, collectively, the Excel spreadsheets setting forth certain data in respect of the Pool Policies titled “ILS Data Tape_Ins_Pol_Data_Only_v5_210629.xlsx” and “RDB Info_Project Grimaldi_v1_210622.xlsx” that Sidley Austin LLP emailed on August 10, 2021.
“Initial Policy Value” means, with respect to any Policy listed on Annex C, the amount set forth next to such Policy on such annex under the column titled “Initial Policy Value.”
“Insolvency Proceeding” has the meaning specified in Section 8.1(d).
“Insured” means an individual named as an insured under a Policy.
“Insurer” means the life insurance company that issued a Policy (or any successor to the obligations of such life insurance company under such Policy).
“Interest Payment Date” means each Remittance Date and the Maturity Date.
“Interest Rate” means, as of any date of determination the sum of:
(a)the percentage equal to (i) the Non-Higher Rate Factor as of such date of determination multiplied by (ii) 5.50%; and
(b)the percentage equal to (i) the Higher Rate Factor as of such date of determination multiplied by (ii) 7.00%.
“Investment” means, with respect to any Person, any investment in another Person, whether by acquisition of any Indebtedness or Equity Interest, by making any loan or advance or by becoming obligated with respect to a Contingent Obligation in respect of any obligation of such other Person.
“Investment Company Act” means the Investment Company Act of 1940.
“IRS” means the United States Internal Revenue Service.
“Judgment Currency” has the meaning specified in Section 10.21.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority, self-regulatory organization, market, exchange or clearing facility charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, self-regulatory organization, market, exchange, or clearing facility, in each case whether or not having the force of law.
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such on Schedule 10.2 or in such Lender’s Administrative Questionnaire, as applicable, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent in writing.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including (i) any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing, and (ii) with respect to any Policy, (a) any right to receive any death benefit or other proceeds under such Policy and (b) any designation by the applicable Insurer as being an owner, beneficiary or collateral assignee of such Policy).
“Life Expectancy” means, with respect to any Pool Policy, the life expectancy for each related Insured determined by an Eligible Medical Underwriter.
“Life Expectancy Report” means a physical and/or electronic official report provided by a Permanent Medical Underwriter or a Historical Medical Underwriter which was produced using the available medical records and includes at a minimum the average and 50th percentile number of months a person with the same age, gender and smoking status with similar conditions as represented in the medical records is anticipated to live based on the then current methodology of such Permanent Medical Underwriter or Historical Medical Underwriter, as the case may be. This report may also include descriptions of conditions or findings in respect of which the mean and median are based on factors as provided in their then current standard reports.
“Limited Guarantee” means the Guarantee, dated as of the Closing Date, made by GWG Holdings in favor of the Administrative Agent.
“Loan” has the meaning set forth in Section 2.1.
“Loan Documents” means, collectively, this Agreement, the Security Agreements, the Limited Guarantee, the Securities Intermediary Agreement, each Collateral Account Control Agreement, the Servicing Agreement, the Valuation Agreement, each Assignment and Assumption, each Note, the Fee Letter, the Portfolio Transfer Agreements, and each other document to which a Loan Party or an Affiliate thereof is a party that states that such document is a “Loan Document.”
“Loan Notice” means a notice of a Borrowing in substantially in the form of Exhibit A.
“Loan Parties” means, collectively, the Borrower and the Parent.
“LTV Percentage” means, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the Total Outstandings as of such date of determination, and the denominator of which is the greater of (i) the Borrowing Base as of such date of determination and (ii) one Dollar.
“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, prospects or condition, financial or otherwise, of either Loan Party, (ii) the legality, validity or enforceability of any of the Loan Documents, (iii) the right or ability of either Loan Party to perform any of its Obligations, (iv) the rights or remedies of the Lenders under any Loan Document or (v) either (a) the Collateral or (b) any Lien of the Administrative Agent, on behalf of itself and the other Secured Parties, on any of the Collateral or the priority of any such Lien.
“Maturity Date” means the earlier to occur of (i) the Scheduled Maturity Date and (ii) the date on which the Administrative Agent has declared the unpaid principal amount of all outstanding Loans to be due and payable, or the unpaid principal of all outstanding Loans has otherwise become due and payable, pursuant to Article VIII.
“Maximum Rate” has the meaning specified in Section 10.9.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Monthly Period” means each calendar month; provided that, the first Monthly Period shall be the period from the Closing Date through August 31, 2021.
“Monthly Period Determination Date” means, with respect to any Remittance Date, the fifth Business Day immediately preceding such Remittance Date.
“Monthly Scheduled Premium Amount” means,
(i)with respect to any Remittance Date on which the provisions of Section 2.4(b)(i) apply, the greater of (a) the amount equal to (1) the aggregate amount of premiums in respect of the Eligible Policies that are scheduled by the Servicer, in accordance with the Servicing Agreement, or, if there is not a Servicer as of such Remittance Date, that are scheduled in good faith by the Borrower consistent with past practice and consented to by the Administrative Agent (which consent may not be unreasonably withheld), to be paid during the Monthly Period that begins immediately following the month in which such Remittance Date occurs minus (2) the amount on deposit in the SI Premium/Expense Account as of such

Remittance Date (prior to giving effect to any transfer of funds to the SI Premium/Expense Account on such Remittance Date) and (b) zero Dollars; and
(ii)with respect to any Remittance Date on which the provisions of Section 2.4(b)(ii) apply, the greater of (a) the amount equal to (1) the aggregate amount of premiums in respect of the Eligible Policies that are scheduled by the Servicer, in accordance with the Servicing Agreement, or, if there is not a Servicer as of such Remittance Date, that are scheduled in good faith by the Administrative Agent, to be paid during the Monthly Period that begins immediately following the month in which such Remittance Date occurs minus (2) the amount on deposit in the SI Premium/Expense Account as of such Remittance Date (prior to giving effect to any transfer of funds to the SI Premium/Expense Account on such Remittance Date) and (b) zero Dollars.
“National Founders” has the meaning specified in the introductory paragraph hereto.
“Net Worth” means, with respect to the Borrower and any date of determination, the excess of the Total Assets of the Borrower over the total liabilities of the Borrower (with such liabilities being determined in accordance with GAAP), in each case as of such date of determination.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of a majority of Lenders or all Lenders or all affected Lenders in accordance with the terms of Section 10.1 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Higher Rate Factor” means, as of any date of determination, the percentage equal to (i) 100% minus (ii) the Higher Rate Factor as of such date of determination.
“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit B.
“Obligations” means all advances to, and debts, liabilities, obligations (including to indemnify any Person or hold any Person harmless), covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, or now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Optional Borrower Deposit” has the meaning specified in Section 2.4(e).
“Optional Borrower Deposit Amount” has the meaning specified in Section 2.4(e).
“Organization Documents” means, with respect to a Loan Party, its certificate of formation and limited liability company agreement.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.13).
“Overnight Rate” means, for any day, the greater of (i) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) zero percent.
“Parent” means GWG DLP Funding Holdings VI, LLC, a Delaware limited liability company.
“Parent Collateral” means the “Collateral” as defined in the Parent Security Agreement.
“Parent Sale and Contribution Agreement” means the Sale and Contribution Agreement, dated as of the Closing Date, between GWG Life and the Parent.
“Parent Security Agreement” means that certain Security Agreement, dated as of the Closing Date, between the Parent and the Administrative Agent.
“Participant” has the meaning specified in Section 10.6(d).
“Participant Register” has the meaning specified in Section 10.6(d).
“Payoff Letter” means the letter agreement, dated August 10, 2021, from the DLP Funding IV Administrative Agent and LNV Corporation, as lender, and acknowledged by DLP Funding IV.
“Permanent Medical Underwriter” means any of AVS Underwriting, LLC, Fasano Associates Inc. or ITM TwentyFirst LLC, or any other Person that estimates life expectancies in the ordinary course of business and at the Borrower’s request has been approved in writing by the Administrative Agent as an “Eligible Medical Underwriter” hereunder.
“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by Laws, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (c) Liens in favor of the Administrative Agent or any Lender granted pursuant to or by any Loan Document, (d) Liens on the Collateral Accounts in favor of the Collateral Account Bank permitted under the Collateral Account Control Agreements, (e) Liens on the Securities Account in favor of the Securities Intermediary permitted under the Securities Intermediary Agreement, (f) with respect to any Pool Policy, any Policy Loan thereon that is outstanding on the Closing Date and identified on Schedule 1.1-2, (g) with respect to any Policy, any right of any Insured under such Policy or the estate thereof, or of any former owner or beneficiary of such Policy, to receive any portion of the Death Benefits payable under such Policy in excess of the face amount of such Policy that is in the nature of a double indemnity or similar excess benefit payable thereunder under applicable Laws or the express terms of such Policy, (h) with respect to any Policy, any right of any irrevocable beneficiary named in respect of such Policy on or prior to the date hereof or any right, existing on or prior to the date hereof, of any Person other than the Borrower (or the Securities Intermediary on behalf of the Borrower), in each case to receive any portion of the Death Benefits payable under such Policy in an amount not exceeding the RDB Amount, if any, with respect to such Policy, (i) any right of the Securities Intermediary in and to any of the Pool Policies as the record owner or beneficiary thereof and (j) any Lien that the Administrative Agent expressly consents in writing in its sole and absolute discretion after the Closing Date as constituting a “Permitted Lien”. Notwithstanding the preceding sentence, no Lien for any Indebtedness other than the Obligations may be a Permitted Lien.
“Permitted Uses” means (i) the funding of the Reserve Account, (ii) the payment of Obligations owing by the Borrower, including any fees owed to the Administrative Agent or any Lender pursuant to the Fee Letter or otherwise, (iii) the Borrower’s acquisition of the Pool Policies pursuant to the Borrower Sale and Contribution Agreement and (iv) solely to the extent clauses (i) through (iii) shall have been satisfied in full, the making of Restricted Payments as permitted under Section 7.6.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 4975 of the Code.

“Plan Assets” means assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (ii) plan (as defined in Section 4975(e)(1) of the Code) to which Section 4975 of the Code applies or (iii) non-US, church or governmental plan subject to non-US, federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.
“Platform” has the meaning specified in Section 6.2.
“Policy” means a life insurance policy, together with any and all applications, conditional receipts, riders, endorsements, supplements, amendments and other documents and instruments that supplement, modify or otherwise affect any term or condition of such policy.
“Policy File” means, with respect to each Pool Policy, the document file relating to such Pool Policy containing each of the following items:
(i)to the extent possessed by or on behalf of any Loan Party, including by any Servicer or the Securities Intermediary, the most recent Life Expectancy Report with respect to each Insured under such Pool Policy from each Eligible Medical Underwriter;
(ii)the most recent policy illustration;
(iii)a copy of such Pool Policy;
(iv)the most recent HIPAA form or medical power of attorney;
(v)if available, an authorization to obtain a death certificate with respect to each Insured under such Pool Policy;
(vi)evidence that the Securities Intermediary has been named as the sole owner, and the sole beneficiary (or, a beneficiary, to the extent another Person constitutes a beneficiary described in clause (h) of the definition of Permitted Liens), of such Pool Policy on the records of the applicable Insurer;
(vii)to the extent possessed by or on behalf of any Loan Party, including by any Servicer or the Securities Intermediary, (a) the Policy Purchase Documents relating to such Pool Policy and (b) all other material files, agreements, documents, instruments, papers, correspondence, communications, books and records (including all originals thereof) evidencing or otherwise relating to such Pool Policy or any Insured thereunder, including (I) all material correspondence relating to such Pool Policy or any Insured thereunder from or to any such Insured or the related Viator or Insurer, (II) all recent annual statements and verifications of coverage relating to such Pool Policy, (III) all documents effecting or confirming any change of an owner, beneficiary or assignee of such Pool Policy on the records of the related Insurer, (IV) all agreements and other documents relating to any premium finance, option or other origination program or similar transaction with respect to which such Pool Policy was subject, (V) all information, instruments and other documents evidencing or otherwise relating to any change, amendment or other modification to any term or provision of such Pool Policy and (VI) all health, medical and prescription records and information, and other data and information, with respect to each Insured under such Pool Policy, including all tracking information regarding the health status and physical location of each such Insured and its respective designated contacts; and
(viii)each other document relating to such Pool Policy contained (or ever contained) in the electronic data room relating to the Pool Policies to which the Administrative Agent or its counsel was provided access by or on behalf of the Borrower or an Affiliate thereof in connection with the transactions contemplated by this Agreement.
“Policy Loan” means, with respect to any Policy, any loan or other cash advances made against the cash value of such Policy pursuant to the terms and conditions of such Policy.
“Policy Purchase Documents” means, with respect to a Pool Policy, collectively the following: (i) the Underlying Transfer Agreement relating to such Pool Policy; (ii) each other agreement, instrument or other document that (a) constitutes a “closing document,” “transaction document” or other similarly designated document under the Underlying Transfer Agreement relating to such Pool Policy or (b) was otherwise executed and/or delivered by or on behalf of the related Viator or any beneficiary of, or any Insured under, such Pool Policy or any spouse or other relative, physician or designated contact of any such Person pursuant to, or in connection with the transactions contemplated by, the Underlying Transfer Agreement relating to such Pool Policy, including (I) all authorizations, consents and directions with respect to the obtainment, use and disclosure of nonpublic personal information (including protected health information), (II) all authorizations, consents and directions with respect to the obtainment or disclosure of information regarding the physical location of any such Insured or whether any such Insured is living or deceased (including with respect to the obtainment of a death certificate regarding any such Insured following the death of such Insured) and (III) all other authorizations, consents, waivers, releases, powers of attorney and appointment/designee letters; and (iii) each bill of sale or other instrument pursuant to which a direct or indirect interest in such Pool Policy, or any document relating to such Pool Policy or any Insured thereunder, was sold or otherwise transferred.
“Policy Valuation Date” means the last day of each calendar quarter, beginning on September 30, 2021.
“Policy Valuation Methodology” means the methodology set forth on Annex D.
“Policy Valuation Report” means a report in substantially the form of the Excel spreadsheet titled “Form of Policy Valuation Report” emailed by Sidley Austin LLP on August 10, 2021.

“Policy Value” means:
(i)    as of any date of determination with respect to any Policy that is not an Eligible Policy as of such date of determination, zero Dollars;
(ii)    as of any date of determination with respect to any Policy that is an Eligible Policy as of such date of determination and in respect of which the Borrower (or the Servicer on behalf of the Borrower) has provided written evidence reasonably acceptable to the Administrative Agent evidencing that each Insured under such Policy has died as of such date of determination, the product of (a) the Financed Death Benefit with respect to such Policy and (b) the Advance Rate; provided, however, this clause (ii) shall not apply as of any date of determination that is after six months following the day on which such written evidence is provided to the Administrative Agent; and
(iii)    as of any date of determination with respect to any Policy that is not described in clause (i) or (ii), the net present value of such Policy’s future projected cash flows as determined by the Valuation Agent (or, if permitted by Section 2.15, by the Administrative Agent) in accordance with the Policy Valuation Methodology as of the Policy Valuation Date immediately preceding such date of determination (or, if such date of determination is prior to the first Policy Valuation Date, such Policy’s Initial Policy Value); provided, however, if the Valuation Agent (or, if permitted by Section 2.15, the Administrative Agent) has not delivered a Policy Valuation Report with respect to a Policy described in this clause (iii) that sets forth such net present value as of such Policy Valuation Date, the Policy Value of such Policy as of such date of determination shall be the net present value of such Policy’s future projected cash flows as determined by the Valuation Agent (or, if permitted by Section 2.15, by the Administrative Agent) in accordance with the Policy Valuation Methodology that the Valuation Agent or the Administrative Agent, as the case may be, reported on a Policy Valuation Report most recently prior to such date of determination (or, if neither the Valuation Agent nor the Administrative Agent has theretofore reported such net present value on a Policy Valuation Report, then such Policy’s Initial Policy Value).
“Pool Policy” means any Policy in which the Borrower now has or hereafter acquires an interest; provided that, except as otherwise expressly provided herein, the term “Pool Policy” shall exclude any Policy that has been released from the Collateral pursuant to Section 2.12(a). The Pool Policies as of the Closing Date are set forth on Annex C.
“Portfolio Transfer Agreements” means, collectively, the Borrower Sale and Contribution Agreement, the Parent Sale and Contribution Agreement and the Distribution Agreement.
“Portfolio Transfer Entitlement Order” means an entitlement order, dated the Closing Date, among DLP Funding IV, Wells Fargo Bank, N.A., in its capacity as the securities intermediary and custodian for DLP Funding IV, the DLP Funding IV Administrative Agent, the Administrative Agent, the Borrower and the Securities Intermediary.
“Potential Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.
“Premium and Interest Deficiency Amount” has the meaning specified in Section 2.4(e).
“Prepayment Premium” means, with respect to any prepayment pursuant to Section 2.3(a) in respect of which a Prepayment Premium is payable under Section 2.3, (i) if such prepayment occurs, or is required to occur, prior to the third anniversary of the Closing Date, the sum of (a) the Discounted Interest Amount as of the date on which such prepayment is required to occur (whether or not such prepayment actually occurs) and (b) the product of (1) the principal amount of such prepayment, to the extent that a Prepayment Premium is payable with respect thereto pursuant to Section 2.3, and (2) the applicable Prepayment Percentage, and (ii) if such prepayment occurs, or is required to occur, on or after the third anniversary of the Closing Date, the product of (a) the principal amount of such prepayment, to the extent that a Prepayment Premium is payable with respect thereto pursuant to Section 2.3, and (b) the applicable Prepayment Percentage.
“Prepayment Percentage” means, with respect to any prepayment pursuant to Section 2.3(a) in respect of which a Prepayment Premium is payable under Section 2.3, (i) if such prepayment occurs, or is required to occur, prior to the fourth anniversary of the Closing Date, [*]%, (ii) if such prepayment occurs, or is required to occur, on or after the fourth, but prior to the fifth, anniversary of the Closing Date, [*]%, (iii) if such prepayment occurs, or is required to occur, on or after the fifth, but on or prior to the sixth, anniversary of the Closing Date, [*]%, and (iii) if such prepayment occurs, or is required to occur, after the sixth anniversary of the Closing Date, [*] percent.
“Protective Advance” has the meaning specified in Section 2.13.
“Qualified Purchaser” has the meaning specified in Section 10.6(f).
“RDB Amount” means, with respect to any Policy listed on Annex C, the aggregate portion, if any, of the Death Benefit of such Policy that is allocated to any one or more Persons, other than the Securities Intermediary, as a beneficiary of such Policy.
“RDB Policy” means any Pool Policy with respect to which one or more Persons in addition to the Securities Intermediary are a beneficiary of such Pool Policy.
“RDB Policy Schedule” means the schedule of Pool Policies listed on Annex E.

“Recipient” means the Administrative Agent and any Lender, as applicable.
“Records” means, with respect to any Pool Policy, all Policy Files and other documents, books, records and other information (including computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Pool Policy or the related Insurer.
“Register” has the meaning specified in Section 10.6(c).
“Related Party” means, with respect to any Person, any Affiliate of such Person or any partner, director, officer, employee, agent, trustee, administrator, manager, advisor or representative of such Person or of any such Affiliate.
“Remittance Date” means the 16th day of each calendar month (beginning with September 16, 2021) or, if such day is not a Business Day, the next succeeding Business Day.
“Remittance Report” has the meaning assigned to it in Section 6.1(d).
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all of the Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Required Principal Amortization Amount” means, with respect to any Remittance Date on which Section 2.4(b)(i) applies, the product of (i) the aggregate amount of Available Funds with respect to such Remittance Date remaining after transfer thereof pursuant to Sections 2.4(b)(i)(A) through (E) on such Remittance Date and (ii) the Excess Cash Flow Percentage with respect to such Remittance Date (which Excess Cash Flow Percentage shall be determined prior to the transfer of any Available Funds from the Collection Account pursuant to Section 2.4(b)(i) on such Remittance Date).
“Required Reserve Amount” means, with respect to any Remittance Date, the aggregate amount of premiums in respect of the Pool Policies that are scheduled by the Servicer, in accordance with the Servicing Agreement, or, if there is not a Servicer as of such Remittance Date, that are scheduled in good faith by the Administrative Agent, to be paid during a period of two Monthly Periods that begins on the first day of the second calendar month that follows the month in which such Remittance Date occurs (e.g., if such Remittance Date occurs in January, such two Monthly Periods are March and April), assuming that each Pool Policy will remain in full force through the end of such period without any Insured thereunder dying prior to the end of such period (but reflecting the death of any Insured under any Pool Policy that is known on such Remittance Date).
“Reserve Account” has the meaning specified in Section 2.4(e).

“Reserve Account Control Agreement” means that certain Securities Account Control Agreement (Reserve Account), dated as the Closing Date, among the Borrower, the Collateral Account Bank and the Administrative Agent.
“Resignation Effective Date” has the meaning specified in Section 9.6.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, with respect to any Person, any director or officer of such Person or any other Person who is authorized to act for such Person (or, if any such authorized Person is not a natural person, any director or officer of such authorized Person or any other Person who is authorized to act for such authorized Person). Any document delivered hereunder that is signed by a Responsible Officer of any Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock, limited liability company interest or other Equity Interest of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock, limited liability company interest or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Return Amount” has the meaning specified in Section 2.9(b)(iii)(A).
“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business.
“Sale Escrowed Policy” means a Policy subject to an Eligible Sale Escrow Arrangement.
“Sale Price” has the meaning specified in Section 2.12(a)(i).
“Same Day Funds” means immediately available funds in Dollars.
“Sanction” means any economic or financial sanction or trade embargo imposed, administered or enforced from time to time by (i) the U.S. government, including any administered by OFAC or the U.S. Department of State, or (ii) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (ii) any Person operating, organized or resident in a Sanctioned Country, (iii) any Person owned or controlled by any one or more Persons described in either or both of clauses (i) and (ii) or (iv) any Person otherwise the subject of any Sanction.
“Scheduled Maturity Date” means August 11, 2031; provided, however, that if such date is not a Business Day, the Scheduled Maturity Date shall be the next following Business Day.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Parties” shall mean the Lenders, the Administrative Agent and each Indemnitee.
“Securities Account” means the “Securities Account” as defined in the Securities Intermediary Agreement.
“Securities Intermediary” means Wells Fargo Bank, N.A., in its capacity as the securities intermediary under the Securities Intermediary Agreement, or any other Person that becomes the securities intermediary under the Securities Intermediary Agreement.
“Securities Intermediary Agreement” means the Securities Intermediary Agreement, dated as of the Closing Date, among the Borrower, the Securities Intermediary and the Administrative Agent.
“Securities Intermediary Fees” means, collectively, any fees due and payable to the Securities Intermediary pursuant to the Securities Intermediary Agreement.
“Security Agreements” means, collectively, the Borrower Security Agreement and the Parent Security Agreement.
“Security Entitlement” means a security entitlement (as defined in Section 8-102(a)(17) of the UCC).
“Servicer” means MLF LexServ, LLC or any other servicer appointed by the Borrower with the consent of the Administrative Agent, such consent not to be unreasonably conditioned, withheld or delayed.
“Servicer Default” means, a material breach of, or a default beyond an applicable grace or cure period under, the Servicing Agreement, or the Servicing Agreement shall terminate on or before its scheduled expiration date or shall be declared null and void or unenforceable by a Governmental Authority or the Servicer anticipatorily repudiates its obligations thereunder, unless, in each case, the Servicing Agreement is replaced or substituted with a Servicing Agreement meeting the terms of the definition thereof under this Agreement within sixty (60) days of such occurrence.
“Servicing Agreement” means (i) the Servicing Agreement, dated as of Closing Date, by and between the Borrower and the MLF LexServ, LLC and (ii) any other servicing agreement, in form and substance reasonably satisfactory to the Administrative Agent, entered into by the Borrower after the date hereof with any replacement Servicer.
“Servicing Fees” means, collectively, all fees due and payable to the Servicer pursuant to the Servicing Agreement.
“SI Account” means any of the Securities Account, the SI Collection Account or the SI Premium/Expense Account.
“SI Collection Account” means the “Collection Account” as defined in the Securities Intermediary Agreement.
“SI Premium/Expense Account” means the “Premium/Expense Account” as defined in the Securities Intermediary Agreement.
“Solvent” means, with respect to any Person on any date of determination, that on such date (i) the fair value of the assets of such Person and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of such Person and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) such Person and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (iv) such Person and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
“Special Purpose Entity Requirements” means the requirements set forth in Annex B.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, trust (including any statutory trust), association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, trust (including any statutory trust), association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.
“Swap Contract” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, longevity or mortality swap transactions or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement relating to a similar transaction (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (i) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Third Party Indemnitee” means any Person that is (i) an “Indemnified Person” under, and as defined in, the Securities Intermediary Agreement, (ii) an “Indemnified Party” under, and as defined in, either Collateral Account Control Agreement or (iii) a “Client Indemnitee” under, and as defined in, the Servicing Agreement.

“Total Assets” means, with respect to the Borrower and any date of determination, an amount equal to the sum of (i) the aggregate amount on deposit in the Reserve Account and the Collection Account, (ii) the product of (A) the Advance Rate and (B) the sum of the Financed Death Benefits with respect to each Pool Policy that is an Eligible Policy as of such date of determination and in respect of which the Borrower (or the Servicer on behalf of the Borrower) has provided written evidence reasonably acceptable to the Administrative Agent no earlier than six months prior to such date of determination evidencing that each Insured under such Pool Policy has died as of such date of determination, and (iii) net present value of the projected cash flows of the Pool Policies (other than any Policy referenced in clause (ii) and any Policy that is not an Eligible Policy as of such date of determination), discounted at the 12-month average discount rate employed by the Valuation Agent in accordance with the Policy Valuation Methodology.
“Total Credit Exposure” means, as to any Lender at any time, the sum, without duplication, of (i) its Commitment at such time and (ii) the aggregate outstanding principal amount at such time of its one or more Loans.
“Total Outstandings” means, at any time, the aggregate outstanding principal amount of all of the Loans.
“Transferring Portfolio Owner” means either DLP Funding IV or GWG Life.
“Trigger Event” means, with respect to the Borrower, the Parent or GWG Holdings, (i) the issuance to such Person of a final and nonappealable injunction or administrative order to cease and desist from causing any material violation, including any future violation, of securities laws, (ii) a final and nonappealable suspension of such Person from association with any broker or dealer, investment company or investment adviser for a period of one year or more, (iii) a final and nonappealable finding by a court or regulator, including a self-regulatory organization, with respect to the making of a materially false statement or omission by such Person or (iv) the criminal indictment of such Person with respect to a felony.
“UCC” shall have the meaning specified in the Security Agreements.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Underlying Transfer Agreement” means, with respect to a Pool Policy, the life settlement, option, relinquishment, foreclosure, purchase or other transfer agreement between the Viator with respect to such Pool Policy and the life settlement provider, lender, option holder or other Person which purchased or otherwise acquired such Pool Policy from such Viator (which, for purposes of clarification, refers exclusively to the initial transaction if such Pool Policy has been transferred more than once).
“United States” and “U.S.” mean the United States of America.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.1(f).
“Valuation Agent” means ILS Advisory Services, LLC or any Person that becomes a replacement valuation agent in accordance with Section 2.15.
“Valuation Agent Fees” means, collectively, with respect to the Valuation Agent, any fees due and payable pursuant to the Valuation Agreement.
“Valuation Agreement” means (i) the Valuation Agreement, dated as of the Closing Date, by and among the Borrower, ILS Advisory Services, LLC and the Administrative Agent and (ii) any other valuation agreement entered into by the Administrative Agent after the date hereof in accordance with Section 2.15 with any replacement Valuation Agent.
“Viator” means, with respect to a Pool Policy, the Person that sold or otherwise transferred such Pool Policy pursuant to an Underlying Transfer Agreement.
“Withholding Agent” means the Loan Parties and the Administrative Agent.
“Write-Down and Conversion Powers” means (i) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (ii) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section I.2Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time (including prior to the date hereof) amended, restated, supplemented or otherwise modified in accordance with its terms (subject to any restrictions on such amendments, restatements supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits, Annexes and Schedules shall be construed to refer to Articles and Sections of, and Exhibits, Annexes and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
Section I.3Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared, in conformity with GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.
Section I.4Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section I.5Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section I.6Business Day Convention. Unless otherwise specified, in the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.
Section I.7Knowledge. As used in this Agreement, the term “knowledge,” as of any date of determination with respect to an Affiliate of a Loan Party that is not itself a Loan Party, means the knowledge of each individual that, as of such date of determination, is an officer or employee of such Affiliate who reasonably would be expected to have direct knowledge of the subject matter to which such term relates.
Article II
THE COMMITMENTS AND BORROWING
Section II.1Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a term loan (each such loan, or a Protective Advance, a “Loan”) to the Borrower in Dollars, on the Closing Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing on the Closing Date, (i) the Total Outstandings shall not exceed the Aggregate Commitment and (ii) the aggregate outstanding principal amount of the one or more Loans of any Lender shall not exceed such Lender’s Commitment. Without limiting Section 2.13, after giving effect to the Borrowing on the Closing Date, the Commitment of each Lender, and the Aggregate Commitment, shall terminate. No amount paid or prepaid hereunder may be borrowed again.
Section II.2Borrowings of Loans. The Borrowing on the Closing Date shall be made by the Borrower irrevocably delivering a Loan Notice to the Administrative Agent on the Closing Date, appropriately completed by the Borrower and signed by a Responsible Officer of the Borrower. Following receipt of such a Loan Notice with respect to such a Borrowing, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of such Borrowing. Each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Closing Date. Upon satisfaction of the conditions set forth in Section 4.1, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) wire transfer of such funds, (ii) to the extent such Borrowing is to be used to fund the Reserve Account, depositing the required amount into the Reserve Account, (iii) to the extent such Borrowing is to be used to fund the SI Premium/Expense Account, depositing the required amount into the SI Premium/Expense Account, or (iv) to the extent such Borrowing is to be used to pay Obligations, by remitting the applicable amount to the Person to whom such Obligations are owed, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
Section II.3Prepayments.
(a)The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans, in whole or in part; provided that such notice must be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to any date of prepayment. Each such notice shall be irrevocable (except as set forth in the penultimate sentence of this Section 2.3(a)) and specify the date and amount of such prepayment. The Administrative Agent shall promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment (including any applicable Prepayment Premium). If such notice is given by the Borrower, subject to the penultimate sentence of this Section 2.3(a), the Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Subject to Section 2.11, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages. Notwithstanding anything herein to the contrary, the Borrower may rescind any such notice not later than 1:00 p.m. on the Business Day before such prepayment was scheduled to take place if such prepayment would have resulted from a refinancing of the Loans, which refinancing will not be consummated or will otherwise be delayed. For the avoidance of doubt, any payment of the Required Principal Amortization Amount pursuant to Section 2.4(b)(i), or of any principal of any Loan pursuant to Section 2.4(b)(ii)(G), shall not constitute a prepayment for purposes of this Section 2.3.
(b)Without limiting Section 2.3(c), any prepayment of any Loan shall be accompanied by (i) all accrued and unpaid interest on the amount prepaid and (ii) subject to the immediately following sentence, the Prepayment Premium if such prepayment is being made pursuant to Section 2.3(a). If the LTV Percentage immediately prior to any prepayment pursuant to Section 2.3(a) is greater than 65%, a Prepayment Premium shall not be payable with respect to the portion (and only the portion) of the principal being so prepaid (which portion may be the entirety of such principal) that will result in the LTV Percentage immediately after giving effect to such prepayment being reduced to a percentage of not less than 65%.
(c)If there will not be any principal of any Loan outstanding immediately following any prepayment of a Loan pursuant to this Section 2.3, on the date of such prepayment, the Borrower shall pay to the Collateral Account Bank and the Securities Intermediary (i) the Collateral Account Bank Fees and the Securities Intermediary Fees, in each case that are then due and payable by the Borrower to the Collateral Account Bank and the Securities Intermediary, and (ii) all other amounts (including in respect of any indemnification obligation) that are then due and payable by the Borrower under a Collateral Account Control Agreement or the Securities Intermediary Agreement.
Section II.4Settlement Procedures.
(a)Collateral Accounts. The Borrower has established and shall maintain the Collection Account, the Borrower Account and the Reserve Account (collectively, the “Collateral Accounts”). The Borrower shall maintain each Collateral Account in the name of the Borrower in accordance with Section 2.4(d), (e) or (f), as applicable, for the benefit of the Administrative Agent on behalf of the Secured Parties, that shall be subject at all times to the applicable Collateral Account Control Agreement. The Collateral Accounts shall at all times be under the exclusive dominion and control of the Administrative Agent and no Loan Party shall have any access thereto or right to make any withdrawal therefrom (except that (i) the Borrower may have read-only online access to the Collection Account for the purpose of reviewing the activity in the Collection Account, (ii) the Borrower shall have access to the Reserve Account for the purpose of making the withdrawals permitted by Section 2.4(e) and (iii) without limiting Section 7.6, the Borrower may make withdrawals from the Borrower Account unless an Event of Default has occurred and is continuing).
(b)Remittance Date Distributions from Collection Account.
(i)On each Remittance Date, unless an Event of Default has occurred and is continuing or will occur on such Remittance Date following the application of this Section 2.4(b)(i), the Administrative Agent shall direct the Collateral Account Bank to transfer the Available Funds with respect to such Remittance Date on deposit in the Collection Account (including any amount transferred to the Collection Account from the Reserve Account or made as an Optional Borrower Deposit, in each case pursuant to Section 2.4(e)) in the following amounts and priority:
(A)first, on a pari passu basis, to the Collateral Account Bank, the Securities Intermediary, the Servicer, the Valuation Agent and each other Third Party Indemnitee, an amount equal to (1) the Collateral Account Bank Fees and the Securities Intermediary Fees, in each case that are then due and payable by the Borrower to the Collateral Account Bank and the Securities Intermediary, (2) the Servicing Fees that are then due and payable by the Borrower to the Servicer, (3) the Valuation Agent Fees that are then due and payable by the Borrower to the Valuation Agent, (4) all other amounts (including in respect of any indemnification obligation) that are then due and payable by the Borrower under a Collateral Account Control Agreement or the Securities Intermediary Agreement, (5) all other amounts (including in respect of any indemnification obligation) that are then due and payable by the Borrower under the Servicing Agreement and (6) all other amounts (including in respect of any indemnification obligation) that are then due and payable by the Borrower under the Valuation Agreement; provided, that (w) the aggregate amount payable under the foregoing clause (4) shall not exceed $250,000 during any calendar year (or, in the case of 2021, $83,333), (x) the aggregate amount payable under the foregoing clauses (2) and (5) shall not exceed $400,000 during any calendar year (or, in the case of 2021, $100,000), (y) the aggregate amount payable under the foregoing clauses (3) and (6) shall not exceed $100,000 during any calendar year (or, in the case of 2021, zero Dollars) and (z) any expense, including any attorneys’ fee or expense, payable by the Borrower to the Collateral Account Bank, the Securities Intermediary, the Servicer or the Valuation Agent in connection with the negotiation and finalization of the Loan Documents entered into on the Closing Date shall not count against any cap referenced in clause (x), (y) or (z);
(B)second, to the Administrative Agent for the account of the Secured Parties on a pari passu basis, an amount equal to the Obligations that are then due and payable to the Secured Parties but are not of the type described in Section 2.4(b)(i)(E) or (F);
(C)third, to the SI Premium/Expense Account, the sum of (1) the Monthly Scheduled Premium Amount with respect to such Remittance Date and (2) an amount for payment of Borrower Expenses (other than if any such Borrower Expense is payable to an Affiliate of the Borrower) that are then due and payable or that will become due and payable prior to the next Remittance Date; provided that the aggregate amount of Borrower Expenses payable under this clause (2), or under Section 2.4(b)(ii), shall not exceed $50,000 during any calendar year (or, in the case of 2021, $22,500);
(D)fourth, to the Reserve Account, the amount, if any, necessary to cause the amount on deposit therein to at least equal the Required Reserve Amount with respect to such Remittance Date;
(E)fifth, to the Administrative Agent for the account of the Lenders, an amount equal to the accrued and unpaid interest on the one or more Loans then due and payable;
(F)sixth, to the Administrative Agent for the account of the Lenders, an amount equal to the Required Principal Amortization Amount (which may be zero) with respect to such Remittance Date, for application to the repayment of the one or more Loans;
(G)seventh, on a pari passu basis, to the Collateral Account Bank, the Securities Intermediary, the Servicer, the Valuation Agent and each other Third Party Indemnitee, to the payment of all Servicing Fees, Valuation Agent Fees and other amounts (including in respect of any indemnification obligation) then due and payable by the Borrower under a Collateral Account Control Agreement, the Securities Intermediary Agreement, the Valuation Agreement or the Servicing Agreement, to the extent not transferred pursuant to Section 2.4(b)(i)(A);
(H)eighth, to the SI Premium/Expense Account, an amount for payment of Borrower Expenses that are then due and payable or that will become due and payable prior to the next Remittance Date, to the extent not transferred pursuant to Section 2.4(b)(i)(C); and
(I)ninth, to the Borrower by deposit into the Borrower Account, any such Available Funds remaining. For the avoidance of doubt, no Restricted Payment from any such Available Funds shall be permitted, other than pursuant to Section 7.6.
(ii)On each Remittance Date, if an Event of Default has occurred and is continuing or would occur on such Remittance Date following the application of Section 2.4(b)(i), unless the Maturity Date has occurred as result of the application of clause (ii) of the definition thereof, the Administrative Agent shall direct the Collateral Account Bank to transfer the Available Funds with respect to such Remittance Date on deposit in the Collection Account (including any amounts transferred to the Collection Account from the Reserve Account or made as an Optional Borrower Deposit, in each case pursuant to Section 2.4(e)) in the following amounts and priority:
(A)first, on a pari passu basis, to the Collateral Account Bank, the Securities Intermediary, the Servicer and each other Third Party Indemnitee, an amount equal to (1) the Collateral Account Bank Fees, the Securities Intermediary Fees, the Servicing Fees and the Valuation Agent Fees, in each case that are then due and payable by the Borrower to the Collateral Account Bank, the Securities Intermediary, the Valuation Agent and the Servicer, and (ii) all other amounts (including in respect of any indemnification obligation) that are then due and payable by the Borrower under a Collateral Account Control Agreement, the Securities Intermediary Agreement, the Valuation Agreement or the Servicing Agreement;
(B)second, to the Administrative Agent for the account of the Administrative Agent and its Related Parties (but, in the case of a Related Party of the Administrative Agent, solely because of the Administrative Agent’s position as such) on a pari passu basis, an amount equal to the Obligations that are then due and payable to such Secured Parties but are not of the type described in Section 2.4(b)(ii)(F) or (G);
(C)third, to the Administrative Agent for the account of the Lenders and their respective Related Parties on a pari passu basis, an amount equal to the Obligations that are then due and payable to such Secured Parties but are not of the type described in Section 2.4(b)(ii)(F) or (G);
(D)fourth, to the SI Premium/Expense Account, the sum of (1) the Monthly Scheduled Premium Amount with respect to such Remittance Date and (2) the lesser of (x) an amount for payment of Borrower Expenses (other than if any such Borrower Expense is payable to an Affiliate of the Borrower) that are then due and payable or that will become due and payable prior to the next Remittance Date and (y) the amount (which may be zero) designated by the Administrative Agent;
(E)fifth, to the Reserve Account, the lesser of (1) the amount, if any, necessary to cause the amount on deposit therein to at least equal the Required Reserve Amount with respect to such Remittance Date and (2) the amount (which may be zero) designated by the Administrative Agent;
(F)sixth, to the Administrative Agent for the account of the Lenders, an amount equal to the accrued and unpaid interest on the one or more Loans then due and payable;
(G)seventh, to the Administrative Agent for the account of the Lenders, an amount equal to the aggregate outstanding principal amount of the one or more Loans;
(H)eighth, to the SI Premium/Expense Account, an amount for payment of Borrower Expenses that are then due and payable or that will become due and payable prior to the next Remittance Date, to the extent not transferred pursuant to Section 2.4(b)(ii)(D); and
(I)ninth, to the Borrower by deposit into the Borrower Account, or as otherwise required by Law, any such Available Funds remaining.

(iii)Within two (2) Business Days of the Administrative Agent receiving a Remittance Report pursuant to Section 6.1(d), the Administrative Agent shall advise the Borrower in writing whether or not the Administrative Agent concurs with such Remittance Report. If the Administrative Agent advises the Borrower that the Administrative Agent concurs with such Remittance Report, Available Funds shall be applied on the related Remittance Date pursuant to Section 2.4(b)(i) or (ii), as applicable, in accordance with such Remittance Report. If the Administrative Agent advises the Borrower that the Administrative Agent does not concur with such Remittance Report, the Borrower and the Administrative Agent shall use their respective good faith efforts to resolve each item of disagreement between such parties in such Remittance Report. If such an item is resolved by the close of business on the second (2nd) Business Day immediately preceding the Remittance Date to which such Remittance Report relates, Available Funds shall be applied on such Remittance Date pursuant to Section 2.4(b)(i) or (ii), as applicable, in accordance with such Remittance Report (i) as adjusted to reflect such resolution and (ii) subject to the immediately following sentence if such sentence is applicable to any other item of such Remittance Report. If such an item is not resolved by the close of business on the second (2nd) Business Day immediately preceding the Remittance Date to which such Remittance Report relates, the Administrative Agent’s position with respect to such item shall be conclusive, absent manifest error, for purposes of the application of Section 2.4(b)(i) or (ii), as applicable, on such Remittance Date.
(c)Permitted Investments. All funds held in a Collateral Account, including any investment earnings thereon, may be invested at the direction of the Borrower in permitted investments in accordance with, and as and to the extent set forth in, the Collateral Account Control Agreement applicable to such Collateral Account. All investment earnings in respect of any such investment of funds held in a Collateral Account shall be deposited into such Collateral Account.
(d)Collection Account. The Borrower has established, in the name of the Borrower, an account (the “Collection Account”) at the Collateral Account Bank, and the Borrower shall maintain the Collection Account at the Collateral Bank or at a designee or agent thereof (but, in the case of such a designee or agent, only if such maintenance does not result in a breach of Section 6.12), in each case bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Administrative Agent, on behalf of the Secured Parties, and that at all times shall be subject to the Collection Account Control Agreement.
(e)Reserve Account. The Borrower has established, in the name of the Borrower, an account (the “Reserve Account”) at the Collateral Account Bank, and the Borrower shall maintain the Reserve Account at the Collateral Bank or at a designee or agent thereof (but, in the case of such a designee or agent, only if such maintenance does not result in a breach of Section 6.12), in each case bearing a designation clearly indicating that the funds on deposit therein are held for the benefit of the Administrative Agent, on behalf of the Secured Parties, and that at all times shall be subject to the Reserve Account Control Agreement. In the event the Remittance Report with respect to any Remittance Date shall indicate that the then Available Funds are insufficient (i) to make the payments described in Sections 2.4(b)(i)(A) through (E) on such Remittance Date (unless an Event of Default has occurred and is continuing or will occur on such Remittance Date following application of Section 2.4(b)(i)) or (ii) to make the payments described in Sections 2.4(b)(ii)(A) through (F) on such Remittance Date (if (x) an Event of Default has occurred and is continuing or would occur on such Remittance Date following the application of Section 2.4(b)(i) and (y) the Maturity Date has not occurred as result of the application of clause (ii) of the definition thereof) (any such deficiency described in clause (i) or (ii) being a “Premium and Interest Deficiency Amount”), then on or prior to the second Business Day immediately prior to such Remittance Date, the Borrower may deposit, or cause to be deposited, in the Collection Account, an amount (the “Optional Borrower Deposit Amount”) equal to or less than the Premium and Interest Deficiency Amount (any such deposit, an “Optional Borrower Deposit”). If no Optional Borrower Deposit is made on or prior to the second Business Day immediately prior to such Remittance Date, or if the Optional Borrower Deposit Amount in respect of any Optional Borrower Deposit is less than the Premium and Interest Deficiency Amount, then on the Business Day immediately prior to such Remittance Date the Borrower shall instruct the Collateral Account Bank to withdraw from the Reserve Account an amount equal to the lesser of (i) an amount equal to (x) the Premium and Interest Deficiency Amount for such Remittance Date minus (y) the Optional Borrower Deposit Amount applicable to such Remittance Date that has been so deposited into the Collection Account (if any), and (ii) the amount on deposit in the Reserve Account, and deposit such lesser amount in the Collection Account. The Borrower hereby directs the Administrative Agent to fund $3,008,919.47 of the Borrowing being made on the Closing Date directly to the Reserve Account.
(f)Borrower Account. The Borrower has established, in the name of the Borrower, an account (the “Borrower Account”) at the Collateral Account Bank, and the Borrower shall maintain the Borrower Account at the Collateral Bank or at a designee or agent thereof (but, in the case of such a designee or agent, only if such maintenance does not result in a breach of Section 6.12), in each case bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Administrative Agent, on behalf of the Secured Parties, and that at all times shall be subject to the Reserve Account Control Agreement. Without limiting Section 7.6, the Borrower may withdraw amounts from the Borrower Account unless an Event of Default has occurred and is continuing.
(g)Changes to Collateral Account Bank or Securities Intermediary. If (i) the Collateral Account Bank or Securities Intermediary becomes a Person other than Wells Fargo Bank, N.A., or a Collateral Account or SI Account becomes to be maintained by a Person other than the Collateral Account Bank (in the case of a Collateral Account) or the Securities Intermediary (in the case of an SI Account), in each case after the date hereof, and (ii) the Administrative Agent requests an opinion pursuant to this Section 2.4(g), the Borrower shall deliver to the Administrative Agent, within fifteen (15) Business Days of receiving such request, a legal opinion, in form and substance reasonably acceptable to the Administrative Agent, opining that the Administrative Agent possesses a valid and perfected security interest in each Collateral Account and SI Account and the Security Entitlements therein.

Section II.5Interest.
(a)Subject to the provisions of Section 2.5(b), each Loan (including any Protective Advance) shall bear interest on each day on the principal amount of such Loan outstanding on such day at a per annum rate equal to the Interest Rate as of such day.
(b)    If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, then following any applicable cure period and upon the request of the Required Lenders, such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws and shall continue to bear interest at such rate until but excluding the date on which such Event of Default is cured or waived.
(iii)Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in Sections 2.5(b)(i) and (ii)), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)Interest on each Loan (including any Protective Advance) shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein, including, for the avoidance of doubt, as specified in Section 2.4(b)(i) or (ii). For purposes of clarification, interest on each Loan shall be due and payable in accordance with the immediately preceding sentence on a Remittance Date without regard to whether or not sufficient Available Funds are available to pay such interest on such Remittance Date in accordance with Section 2.4(b)(i) or (ii). Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
Section II.6Fees.
(a)The Borrower shall pay to National Founders for its own account, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(b)Without limiting Section 2.6(a), the Borrower shall pay to the Lenders, in Dollars, such other fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
Section II.7Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.9(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
Section II.8Evidence of Debt. The one or more Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business in accordance with its usual practice. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the one or more Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s one or more Loans to the Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
Section II.9Payments Generally; Administrative Agent’s Clawback.
(a)General. The aggregate outstanding principal amount of Loans (including any Protective Advance) and all other Obligations due to the Administrative Agent and the Lenders (other than contingent obligations not yet due and payable) shall be due and payable in full, and the Borrower shall repay such amounts, on the Maturity Date. All payments to be made by the Borrower hereunder or under any other Loan Document shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 11:00 a.m. on the date specified herein. The Administrative Agent may require that any payments due under this Agreement be made in the United States. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 11:00 a.m. shall in each case be deemed received on the next following Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that this sentence shall not apply to payments made on the Scheduled Maturity Date without giving effect to the proviso in the definition of such term. Any Obligation hereunder shall not be reduced by any distribution if such distribution is rescinded or required to be returned to any Loan Party or any other Person for any reason.
(b)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.
(ii)Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
(iii)Recovery of Erroneous Payments.
(A)With respect to any payment that the Administrative Agent makes for the account of a Lender hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Return Amount”): (1) the Administrative Agent has made a payment in excess of the amount paid by the Borrower (whether or not then owed); or (2) the Administrative Agent has for any reason otherwise erroneously made such payment, then each Lender severally agrees to repay to Administrative Agent forthwith on demand the Return Amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from the date such Return Amount is distributed to it to the date of payment to the Administrative Agent, at the Overnight Rate.
(B)Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of any Obligation due and owing by the Borrower at such time, where such payment is a Return Amount, then in any such event, each Lender receiving a Return Amount severally agrees to repay to Administrative Agent forthwith on demand the Return Amount received by such Lender in Same Day Funds, with interest thereon, for each day from the date such Return Amount is received by it to the date of payment to the Administrative Agent, at the Overnight Rate. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Return Amount. The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Return Amount.
A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this Section 2.9(b) shall be conclusive, absent manifest error.
(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.4(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.4(c).
(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section II.10Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section 2.10 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower (as to which the provisions of this Section 2.10 shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section II.11Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.1.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of

Default exists and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists or is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b)Defaulting Lender Cure. If the Administrative Agent agrees in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto in writing, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section II.12Releases of Collateral.
(a)The Borrower may, from time to time, upon not less than five (5) Business Days’ prior written notice to the Administrative Agent, request the Administrative Agent to release, and the Administrative Agent shall release, its security interest in one or more Pool Policies to the extent such release is necessary in connection with any sale of such Pool Policy to any Person (a “Buyer”) and solely to the extent otherwise permitted hereunder and under the other Loan Documents; provided, that no such release pursuant to this Section 2.12(a) shall be made if the proposed sale of any Pool Policy would cause the Initial Policy Value thereof, together with the aggregate Initial Policy Values of any one or more other Pool Policies proposed to be sold therewith and the aggregate Initial Policy Values of any one or more other Pool Policies that were previously sold by the Borrower and/or had previously lapsed or previously been surrendered (excluding any Pool Policy that had lapsed or been surrendered in accordance with clause (b)(2)(A) of the proviso of the first sentence of Section 6.14), to exceed 5% of the Aggregate Closing Date Policy Value; provided, further, that no such release pursuant to this Section 2.12(a) shall be made without the prior written consent of the Administrative Agent unless:
(i)the Buyer has deposited into an escrow account payment in full and in cash of the sales price for such Pool Policy (the “Sale Price”) pursuant to an Eligible Sale Escrow Arrangement or the Sale Price is payable on the closing date of such sale into the Collection Account; unless otherwise agreed in writing by both the Administrative Agent and the Borrower, in their discretion, any such Sale Price deposited pursuant to an Eligible Sale Escrow Arrangement is to be deposited into the Collection Account simultaneously with the release of the Administrative Agent’s security interest in accordance with the terms of the Eligible Sale Escrow Arrangement;
(ii)none of the Borrower, the Parent or any of their respective Affiliates receives any consideration for such sale, other than the Sale Price remitted to the Collection Account pursuant to clause (i);
(iii)each such Pool Policy is sold by the Borrower to such Buyer without recourse, provided that so long as the related purchase agreement contains a covenant of the Buyer thereunder (and each other counterparty thereto) consistent with the covenant contained in Section 10.23, the Borrower may make or provide any representations, warranties, indemnities or other undertakings of any kind required to be made in connection with such sale to such Buyer that the Borrower in good faith determines are reasonable, and shall not be required to make or provide any other representations, warranties, indemnities or other undertakings of any kind in connection with such sale, except for an agreement to refrain from conveying or pledging any right that would impair the rights of the Buyer in such Pool Policy;
(iv)no Default or Event of Default has occurred and is continuing or would result therefrom;
(v)such sale is made on arm’s length terms and to a Person that is not an Affiliate of any Loan Party; and
(vi)the LTV Percentage immediately after giving effect to such sale will not exceed the LTV Percentage immediately prior to such sale.
(b)The Administrative Agent’s security interest in any such Pool Policy shall be automatically released upon the receipt in the Collection Account of the Sale Price in connection with such sale. Upon the written request of the Borrower following the receipt of such amounts, and at the cost and expense of Borrower, the Administrative Agent shall deliver and, if necessary, execute such instruments and documents as the Borrower may reasonably request for purposes of effectuating such release. Notwithstanding the foregoing, if such Pool

Policy is a Sale Escrowed Policy, the release of the Administrative Agent’s security interest in any such Pool Policy shall be subject to the deposit of all amounts payable by the Buyer in the escrow account designated under such Eligible Sale Escrow Arrangement, and, prior to such deposit, the Administrative Agent shall deliver to the Eligible Escrow Agent and, if necessary, and at the cost and expense of the Borrower, execute the related escrow agreement and such instruments and documents as the Borrower may reasonably request for purposes of effectuating such release, to be held in escrow pursuant to such Eligible Sale Escrow Arrangement (except as provided in clause (i) of the proviso of Section 2.12(a) above) until the Sale Price for such Policy is deposited into the Collection Account.
(c)Amounts on deposit in the Collection Account representing the Sale Price for the sale of a Pool Policy shall be distributed in accordance with Section 2.4(b)(i) or (ii) or 8.3, as applicable. For the avoidance of doubt, no Prepayment Premium shall be payable in connection with any payment of principal made with any such amount pursuant to such a section.
Section II.13Protective Advances. If an Event of Default shall have occurred and be continuing (including following the Maturity Date), the Administrative Agent is authorized by Borrower and each Lender, from time to time at the request of the Required Lenders in their sole discretion, to make disbursements or advances to the Borrower, which the Required Lenders in their sole discretion deem necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the one or more Loans and other Obligations or (c) to pay any other amount chargeable to, or required to be paid by, either Loan Party pursuant to the terms of any Loan Document, including any principal, interest, fee or reimbursable expense (any such disbursement or advance shall constitute a Loan and is referred to herein to as a “Protective Advance”). Each Protective Advance shall be secured by the Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, in and to the Collateral and shall constitute an Obligation hereunder. The Administrative Agent shall notify each Lender and the Borrower in writing of any Protective Advance, which notice shall include a description of the purpose of such Protective Advance. Each Lender agrees that it shall make available to the Administrative Agent, upon the Administrative Agent’s demand, in Dollars in Same Day Funds, the amount equal to such Lender’s Applicable Percentage of each such Protective Advance. If such funds are not made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Overnight Rate for three (3) Business Days and thereafter at the Interest Rate.
Section II.14Characterization. The parties hereto acknowledge that each remittance of Collections to the Administrative Agent or any Lender hereunder are intended to have been (i) in payment of a debt incurred in the ordinary course of business or financial affairs of the Borrower and (ii) made in the ordinary course of business or financial affairs of the Borrower.
Section II.15Replacement of Valuation Agent. If the Valuation Agent resigns or is removed, or the Valuation Agreement is terminated, in accordance with the terms of the Valuation Agreement (or otherwise with the consent of the Borrower and the Administrative

Agent), the Borrower and the Administrative Agent shall use their good faith efforts to mutually agree upon a replacement therefor, and enter into a Valuation Agreement among the Borrower, the Administrative Agent and such a replacement, as promptly as practicable. If the Borrower and the Administrative Agent do not jointly enter into such a replacement Valuation Agreement within 90 days of the date of any such resignation, removal or termination, thereafter until the Borrower and the Administrative Agent do jointly enter into such a replacement Valuation Agreement, the Administrative Agent may either (i) appoint a replacement Valuation Agent and enter into a replacement Valuation Agreement with such replacement or (ii) act as the Valuation Agent; provided that in any such case the Administrative Agent or such replacement Valuation Agent, as applicable, shall make all calculations and determinations of value in accordance with the Policy Valuation Methodology.
Article III
TAXES, YIELD PROTECTION AND ILLEGALITY
Section III.1Taxes.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 3.1(a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)Indemnification by Borrower. The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)Indemnification by the Lenders. Each Lender shall, and does hereby, severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(d) relating to the maintenance of a Participant Register and (z) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.1(d).
(e)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.1, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)Status of Lenders.
(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.1(f)(ii)(A), (B) or (D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing:

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)executed copies of IRS Form W-8ECI;
(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form 8BEN or IRS Form W-8BEN-E; or
(IV)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 3.1(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.1 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(iv)The Borrower shall deliver to the Administrative Agent on or prior to the first Business Day following the Closing Date an executed copy of IRS Form W-8BEN-E or IRS Form W-9. If such form becomes obsolete or inaccurate in any respect, the Borrower shall provide a new IRS Form W-8BEN-E or IRS Form W-9, as applicable, or promptly notify the Administrative Agent in writing of its legal inability to do so.
(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.1 (including by the payment of additional amounts pursuant to this Section 3.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.1(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.1(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.1(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.1(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)Survival. Each party’s obligations under this Section 3.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section III.2Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.2(e), other than as set forth below);
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender any other condition, cost or expense affecting this Agreement or Loans made by such Lender or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or Recipient of making, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender or Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Recipient, the Borrower will pay to such Lender or Recipient such additional amount or amounts as will compensate such Lender or Recipient for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 3.2(a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.2 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 135 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 135-day period referred to above shall be extended to include the period of retroactive effect thereof).
Section III.3Mitigation Obligations. Each Lender may make any Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.2, or requires the Borrower to pay any Indemnified Taxes or additional amounts to such Lender or any Governmental Authority for the account of such Lender pursuant to Section 3.1, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.2, as the case may be, in the future and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section III.4Survival. All obligations of the Borrower under this Article III shall survive termination of the Aggregate Commitment, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

Article IV
CONDITIONS PRECEDENT TO THE INITIAL BORROWING
Section IV.1Conditions Precedent to the Borrowing on the Closing Date. The obligation of each Lender to make any Loan hereunder on the Closing Date or otherwise is subject to satisfaction of the following conditions precedent:
(a)The Administrative Agent’s receipt of the following, each of which shall be originals or copies unless otherwise specified, each (x) in the case of a document to be executed by a Person, properly executed by a Responsible Officer of such Person, (y) dated the Closing Date (or (1) in the case of certificates of governmental officials, a reasonably recent date before the Closing Date, and (2) in the case of the Payoff Letter, dated the date thereof) and (z) in form and substance satisfactory to the Administrative Agent and each Person that is a Lender on the Closing Date:
(i)executed counterparts of each Loan Document;
(ii)one or more Notes executed by the Borrower in favor of each Lender requesting a Note;
(iii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party, GWG Holdings and Transferring Portfolio Owner as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with each Loan Document to which such Loan Party, GWG Holdings or such Transferring Portfolio Owner, as the case may be, is a party;
(iv)such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party, GWG Holdings and each Transferring Portfolio Owner is duly formed or organized, and validly existing, in good standing and qualified to engage in business in the State of Delaware;
(v)one or more legal opinions of Schulte Roth & Zabel LLP, counsel to the Loan Parties, GWG Holdings and the Transferring Portfolio Owners, addressed to the Administrative Agent and each Lender, as to the matters concerning the Loan Parties, GWG Holdings, the Transferring Portfolio Owners and the Loan Documents as the Administrative Agent may reasonably request;
(vi)a certificate signed by a Responsible Officer of each Loan Party certifying that (A) the representations and warranties of such Loan Party contained in Article V, if such Loan Party is the Borrower, and in each other Loan Document to which such Loan Party is a party (I) are true and correct on and as of the Closing Date and (II) will be true and correct on and as of the Closing Date after giving effect to the consummation of the transactions contemplated to occur on the Closing Date pursuant to the Loan Documents, including the Borrowing contemplated to occur on the Closing Date and the transactions contemplated to occur on the Closing Date pursuant to the Portfolio Transfer Agreements, except in each case to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date, (B) no Default or Event of Default exists or will exist on and as of the Closing Date after giving effect to the consummation of the transactions contemplated to occur on the Closing Date pursuant to the Loan Documents, including the Borrowing contemplated to occur on the Closing Date and the transactions contemplated to occur on the Closing Date pursuant to the Portfolio Transfer Agreements, and (C) there has been no event or circumstance since such Loan Party’s formation that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
(vii)a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(viii)lien and tax judgment searches of the applicable public records as it deems necessary to verify that the Administrative Agent has or, immediately following the consummation of the transactions contemplated to occur on the Closing Date pursuant to the Portfolio Transfer Agreements, will have on the Closing Date a first priority perfected Lien and security interest covering all of the Collateral;
(ix)a certificate signed by a Responsible Officer of each Loan Party, GWG Holdings and GWG Life certifying that such Loan Party, GWG Holdings or each Transferring Portfolio Owner, as the case may be, is Solvent and will be Solvent on and as of the Closing Date after giving effect to (A) the Borrowing contemplated to occur on the Closing Date pursuant to the Loan Documents and (B) the transactions contemplated to occur on the Closing Date pursuant to the Portfolio Transfer Agreements;
(x)a certified copy of the Organization Documents of each Loan Party, GWG Holdings and each Transferring Portfolio Owner;
(xi)a Beneficial Ownership Certification in relation to each Loan Party and GWG Holdings, if requested by any Lender;
(xii)the Payoff Letter;
(xiii)the Portfolio Transfer Entitlement Order; and
(xiv)each other document and certificate set forth on Schedule 4.1.
(b)Any fees required to be paid on or before the Closing Date that have been invoiced shall have been paid.
(c)Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings and thereafter, but relating to the transactions contemplated to occur on the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
(d)The representations and warranties of each Loan Party, GWG Holdings and each Transferring Portfolio Owner contained in Article V, if such Loan Party is the Borrower, and in each other Loan Document (I) shall be and correct on and as of the Closing Date and (II) will be true and correct on and as of the Closing Date after giving effect to the consummation of the transactions contemplated to occur on the Closing Date pursuant to the Loan Documents, including the Borrowing contemplated to occur on the Closing Date and the transactions contemplated to occur on the Closing Date pursuant to the Portfolio Transfer Agreements, except in each case to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date.
(e)No Default or Event of Default shall exist, or will exist on and as of the Closing Date after giving effect to the consummation of the transactions contemplated to occur on the Closing Date pursuant to the Loan Documents, including the Borrowing contemplated to occur on the Closing Date and the transactions contemplated to occur on the Closing Date pursuant to the Portfolio Transfer Agreements.
(f)No event or circumstance since such Loan Party’s formation that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect shall exist.
(g)Each of (i) the Administrative Agent and the Lenders shall have or, immediately following the consummation of the transactions contemplated to occur on the Closing Date pursuant to the Portfolio Transfer Agreements, shall have on the Closing Date a valid and perfected first priority lien and security interest in the Collateral in accordance with the terms of the applicable Security Agreement and, with respect to the Pool Policies, the Borrower shall have or, immediately following the consummation of the transactions contemplated to occur on the Closing Date pursuant to the Portfolio Transfer Agreements, shall have on the Closing Date a valid Security Entitlement thereto credited to the Securities Account, (ii) all filings (including all UCC financing statements and similar filings contemplated by the Security Agreements) and recordations necessary to perfect the Liens created under the Security Agreements shall have been duly made and (iii) all filing and recording fees and taxes shall have been duly paid, including in each case under, and as required by, all applicable Laws.
(h)All governmental and third party approvals necessary or, in the discretion of the initial Lender, advisable in connection with its entry into this Agreement shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on such Lender entering into this Agreement.
(i)The Administrative Agent shall have received a Loan Notice in accordance with the requirements thereof, which shall include a Borrower Certification.
(j)The Administrative Agent shall have received a completed Borrowing Base Certificate, in form and substance satisfactory to the Administrative Agent, confirming that no Borrowing Base Deficiency shall exist on the Closing Date or would arise after giving effect to the Borrowing contemplated to occur on the Closing Date and the transfers of the Pool Policies contemplated to occur pursuant to the Portfolio Transfer Agreements.
(k)After giving effect to the proposed Borrowing, the Total Outstandings would not exceed the Aggregate Commitment.
(l)In the event that the Administrative Agent determines in good faith that there has been any material change in, or in the interpretation or application by any Governmental Authority of, any applicable Law relating to the Pool Policies or the transactions contemplated by the Loan Documents, the Administrative Agent shall have received such other approvals, opinions, documents or information as the Administrative Agent may reasonably request in order to confirm (i) the satisfaction of the conditions set forth above and (ii) that each Policy included in the most recent calculation of the Borrowing Base is an Eligible Policy.
(m)Each Loan Party shall have provided to the Administrative Agent, and each Lender shall be reasonably satisfied with, the documentation and other information requested by such Lender in connection with applicable “know your customer” and anti-money-laundering rules and regulations.
Without limiting the generality of the provisions of the last paragraph of Section 9.3, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Article V
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and the Lenders that:
Section V.1Existence, Qualification and Power. Each Loan Party (a) is duly organized, validly existing and in good standing as a limited liability company under the Laws of the State of Delaware, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business in which it is currently engaged and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Each Loan Party had at all relevant times, and now has, the power, authority and legal right to (i) acquire, own and sell, and to grant security interests in, or (ii) cause to be acquired, owned and sold, and to grant security interests in, the Pool Policies as contemplated by the Loan Documents.
Section V.2Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is party have been duly authorized by all necessary limited liability company or other organizational action, and do not (a) violate the terms of any of such Loan Party’s Organization Documents; (b) result in any breach or contravention of, or the creation of any Lien (other than a Permitted Lien) under, or require any payment to be made under (i) any Contractual Obligation to which such Loan Party is a party or affecting it or its properties, pursuant to the terms of any such Contractual Obligation, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; except, in the case of this clause (b), to the extent such breach or contravention could not reasonably be expected to have a Material Adverse Effect; or (c) violate in any material respect any Law.
Section V.3Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or (other than as contemplated under Section 5.22 below) filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of any Loan Document to which it is party, except such as have been duly made, effected or obtained or where the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.
Section V.4Binding Effect. Each Loan Document has been duly executed and delivered by each Loan Party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party thereto enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws or other Laws affecting creditors’ rights generally and by general principles of equity, regardless of whether considered in a proceeding in equity or at Law.
Section V.5No Material Adverse Effect. Since the date of the formation of either Loan Party, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
Section V.6Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party, GWG Life or GWG Holdings, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, either (i) by or against either Loan Party or involving any of its properties or revenues or (ii) by or against any Affiliate of either Loan Party or involving any of its properties or revenues that, in the case of this clause, (ii) individually or in the aggregate with any one or more actions, suits, proceedings, claims or disputes described in either or both of clauses (i) and (ii), could reasonably expected to have a Material Adverse Effect.
Section V.7No Default. No Loan Party has any Contractual Obligations other than pursuant to the Loan Documents to which it is party. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
Section V.8Liens and Indebtedness. No property of any Loan Party is subject to any Liens other than Permitted Liens. No Loan Party has Indebtedness other than Indebtedness permitted under Section 7.3.
Section V.9Taxes.
(a)Each Loan Party filed all federal, state and other material Tax returns and reports required to be filed, and has paid all federal, state and other material Taxes levied or imposed upon it or its properties, income or assets otherwise due and payable, except (i) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. No Loan Party is a party to any Tax sharing agreement.
(b)For federal income tax purposes, (i) each Loan Party is disregarded as an entity separate from GWG Holdings and (ii) GWG Holdings is a domestic corporation.
Section V.10ERISA Matters. No Loan Party nor any ERISA Affiliate of such Loan Party has incurred or could be subjected to any liability under Title IV of ERISA or Section 4975 of the Code (other than for premiums due) or maintains or contributes to, or is or has been required to maintain or contribute to, any Plan. No Loan Party holds, or is deemed to hold, any Plan Assets.
Section V.11Ownership of Loan Parties. All of the Equity Interests of each Loan Party are duly and validly issued. There are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests. All of the Equity Interests of the Borrower are owned, beneficially and of record, by the Parent free and clear of all Liens other than Permitted Liens. All of the Equity Interests of the Parent are owned, beneficially and of record, by GWG Life, and indirectly by GWG Holdings. The Parent is the sole member of the Borrower, and GWG Life is the sole member of the Parent.
Section V.12Margin Regulations; Investment Company Act.
(a)No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
(b)No Loan Party nor any Person Controlling such Loan Party is or is required to be registered as an “investment company” under the Investment Company Act.
Section V.13Disclosure. Each Loan Party has made available to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and has disclosed all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; provided, further, that the Borrower is not providing any representations or warranties on the accuracy of any premium payments included on any policy illustration or generated by any actuarial model or the likelihood of increases in any premium payments, any life expectancy estimates contained in life expectancy reports or otherwise, or any other information prepared or provided by third parties (including an Insured, an Insured’s physician, or an Insurer).
Section V.14Compliance with Laws.
(a)Each Loan Party is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) any one or more failures to comply with any one or more of such requirements could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)The Borrower acknowledges that National Founders’ obligations hereunder shall be subject to all Laws and, without limitation, the Loan Documents shall not limit the ability of National Founders to take any actions that it determines, in the exercise of its sole discretion, to be necessary or advisable to comply fully and prudently with any Law, including any regulatory margin requirement.
Section V.15Taxpayer Identification Number; Other Identifying Information. The true and correct U.S. taxpayer identification numbers of the Loan Parties are set forth on Schedule 5.15. Each Loan Party’s exact legal name at the date of this Agreement and any prior legal names, and each Loan Party’s jurisdiction of organization, organizational identification number and registered office, in each case at the date of this Agreement and for the four months immediately preceding the date of this Agreement (or if such Loan Party has existed for a period of less than four months, since its date of organization) are, in each case, as set forth on Schedule 5.15. Except as set forth on Schedule 5.15, no Loan Party has changed its name during the preceding six years nor does it have any trade names, fictitious names, assumed names or “doing business” names.
Section V.16Anti-Corruption Laws and Sanctions. GWG Holdings has implemented and maintains in effect policies and procedures designed to ensure compliance by GWG Holdings, each Subsidiary thereof, including each Loan Party, and the respective directors, officers, employees and agents of GWG Holdings and its Subsidiaries (including any of either Loan Party) with Anti-Corruption Laws and applicable Sanctions, and GWG Holdings, each Subsidiary thereof, including each Loan Party, such officers and directors, and, to the knowledge of GWG Holdings and its Subsidiaries, such employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that could reasonably be expected to result in GWG Holdings or any Subsidiary thereof, including either Loan Party, being designated as a Sanctioned Person. None of (i) GWG Holdings, any Subsidiary thereof, including either Loan Party, or any of the respective directors, officers, employees or agents of GWG Holdings or its Subsidiaries (including any of either Loan Party) or (ii) to the knowledge of GWG Holdings and its Subsidiaries, any agent of GWG Holdings or any Subsidiary thereof, including of either Loan Party, that will act in any capacity in connection with or benefit from the Facility, is a Sanctioned Person. No Borrowing, use of proceeds of any Borrowing or other transaction contemplated by any Loan Document will violate any Anti-Corruption Law or Sanction.
Section V.17Eligible Policies. Each Pool Policy is or, immediately following the consummation of the transactions contemplated to occur on the Closing Date pursuant to the Portfolio Transfer Agreements, will be an Eligible Policy. Each Pool Policy included in the calculation of the Borrowing Base in any Remittance Report or Borrowing Base Certificate delivered after the Closing Date will be an Eligible Policy as of the date of calculation of the Borrowing Base set forth in such Remittance Report or Borrowing Base Certificate, as the case may be.
Section V.18Pool Policies.
(a)No selection procedures having an adverse effect on the Lenders or the Administrative Agent have been intentionally utilized in selecting any of the Policies as a Pool Policy from any other Policy in which GWG Holdings, or any Person Controlled by GWG Holdings, owns any direct or indirect economic interest which meets the eligibility criteria set forth on Annex A (other than clause (i) thereof).
(b)With respect to each Pool Policy, prior to the Borrower or an Affiliate thereof acquiring such Pool Policy, the Borrower, an Affiliate of the Borrower or a representative of the Borrower or such an Affiliate, confirmed with the related Insurer (i) that such Pool Policy was in-force, (ii) the Death Benefit with respect to such Policy, (iii) name of each owner and beneficiary of, and Insured under, such Pool Policy and (iv) that such Pool Policy was not subject to any Lien other than a Permitted Lien.
(c)The data set forth in the Initial Data Tape with respect to the Pool Policies is true and correct in all material respects as of the Closing Date.
(d)Each Pool Policy is being serviced pursuant to the Servicing Agreement.
(e)Each Pool Policy constituting an RDB Policy is identified on the RDB Policy Schedule. The RDB Amount of each RDB Policy is the amount set forth next to such RDB Policy on the RDB Policy Schedule under the column “Current RDB Amount.”
Section V.19Solvency. Each Loan Party is Solvent, and will be Solvent after giving effect to the Borrowing on the Closing Date pursuant to the Loan Documents and the transactions contemplated to occur on the Closing Date pursuant to the Portfolio Transfer Agreements.
Section V.20Notes to Financial Statements. All financial statements of the Loan Parties will contain notes clearly stating that (i) all of the Pool Policies are owned by the Borrower and (ii) the Borrower is a separate legal entity.
Section V.21Title to Collateral. The Borrower, through the Securities Intermediary, has or, immediately following the consummation of the transactions contemplated to occur on the Closing Date pursuant to the Portfolio Transfer Agreements, will have sole good and valid title to each of the Pool Policies and the other Borrower Collateral, free and clear of all Liens other than any Permitted Lien. The Parent has sole good and valid title to the Parent Collateral, free and clear of all Liens other than any Permitted Lien.
Section V.22Perfection. This Agreement (together with the Security Agreements, the Securities Intermediary Agreement, the Collateral Account Control Agreements, the financing statements filed on or prior to the Closing Date and payment of associated fees) is effective to create a valid and perfected first priority security interest in the Collateral (in the case of each Pool Policy, to the extent of the Borrower’s Security Entitlement thereto) now existing or hereafter arising. Without limiting the foregoing, all actions (including the filing of all financing statements or other similar instruments or documents under the UCC of all applicable jurisdictions and the giving of all notices that may be required under the laws of any applicable jurisdiction) required in order to perfect and protect the interests of the Administrative Agent and the Lenders in the Collateral as against any purchasers from, or creditors of, such Loan Party have been duly taken. With respect to the Pool Policies, pursuant to the Securities Intermediary Agreement, the Borrower has or, immediately following the consummation of the transactions contemplated to occur on the Closing Date pursuant to the Portfolio Transfer Agreements, will have a valid Security Entitlement thereto credited to the Securities Account.
Section V.23Collateral Accounts; Securities Intermediary Accounts; and Payment Instructions. No Loan Party has granted any Person, other than the Administrative Agent, dominion or control of any Collateral Account, the Securities Account, the SI Collection

Account or the SI Premium/Expense Account or the right to take dominion or control of any Collateral Account, the Securities Account, the SI Collection Account or the SI Premium/Expense Account at a future time or upon the occurrence of a future event. All Collateral Accounts are subject to the applicable Collateral Account Control Agreement duly executed and delivered by the Borrower and the Collateral Account Bank. All Insurers and other parties obligated to make payments in respect of the Borrower Collateral have been instructed to make all payments due under the Pool Policies directly to the Securities Intermediary, and the Securities Intermediary has been directed to deposit all payments received in respect of the Pool Policies directly in the SI Collection Account.
Section V.24Use of Proceeds. No proceeds of any purchase hereunder will be used (i) for a purpose which violates, or would be inconsistent with, Regulation T, U or X promulgated by the FRB from time to time or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934.
Section V.25No Prior Business. None of the Loan Parties has engaged in any business activity prior to the Closing Date.
Section V.26Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
Section V.27Servicer and Valuation Agent. Neither the Servicer nor the Valuation Agent is an Affiliate of the Borrower.
Section V.28Non-Petition Covenants. Each material agreement to which either Loan Party is a party contains an agreement from each other party thereto substantially similar to Section 10.23, except, with respect to any such party, if such an agreement from such party exists in another agreement.
Section V.29Beneficial Ownership Certification. The information included in each Beneficial Ownership Certification, if any, delivered to satisfy the condition set forth in Section 4.1(a)(xi) is true and correct in all material respects.
Article VI
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than any contingent indemnity obligations that are not then due and payable) hereunder shall remain unpaid or unsatisfied:
Section VI.1Financial Statements. The Borrower shall deliver to the Administrative Agent for further distribution to each Lender, in form and detail reasonably satisfactory to the Administrative Agent:
(a)as soon as available, but in any event within 150 days after the end of each fiscal year of the Borrower (beginning with the fiscal year ended December 31, 2021), a consolidated balance sheet of the Parent as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, prepared in accordance with GAAP, and audited and accompanied by a report and opinion of Grant Thornton LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;
(b)as soon as available, but in any event within 90 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending September 30, 2021), a consolidated balance sheet of the Parent as at the end of such fiscal quarter and the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
(c)on or before each Monthly Period Determination Date, a Data Tape containing updated information regarding the Pool Policies as of the end of the preceding calendar month;
(d)on or before the Monthly Period Determination Date in respect of each Remittance Date, (i) a monthly report in substantially the form of Exhibit F (the “Remittance Report”) and (ii) a Borrowing Base Certificate; and
(e)promptly following any request therefor, such other information regarding the operations, business affairs or financial condition of either Loan Party, regarding any of the Collateral or regarding compliance with the terms of this Agreement and the other Loan Documents, in each case as the Administrative Agent or any Lender may reasonably request.
Section VI.2Certificates; Other Information. The Borrower shall deliver to the Administrative Agent for further distribution to each Lender:
(a)promptly after any request by the Administrative Agent or any Lender copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or similar governing body) of the Borrower or the Parent by independent accountants in connection with the accounts or books of such Person, or any audit of any of them;
(b)concurrently with the delivery of any of the financial statements or the Remittance Report referred to in Section 6.1, a duly completed Compliance Certificate of the Borrower signed by a Responsible Officer thereof;
(c)promptly, and in any event within five Business Days after receipt thereof by a Loan Party, or any Affiliate thereof, a copy of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation, or any other inquiry of a material and non-ordinary course nature, by such agency regarding financial or other operational results of either Loan Party or any Affiliate thereof;
(d)promptly upon the filing or distribution thereof, copies of all registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered)) and annual, quarterly, monthly or other reports that a Loan Party files with the SEC, if any;
(e)to the extent not otherwise delivered to the Administrative Agent, promptly upon its receipt of any material notice, request for consent, financial statements, certification, report or other material communication under or in connection with any Loan Document from any Person other than the Administrative Agent or any Lender, copies of the same (excluding, in each case, any internal and/or privileged communications (including communications with counsel to any Loan Party) or any communications with any advisers of either Loan Party that are not otherwise required to be delivered under the Loan Documents); and
(f)promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or GWG Holdings, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.1 or 6.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) the Borrower posts such documents, or provides a link thereto on the website listed on Schedule 10.2, if any, (ii) such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (iii) the Borrower provides to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; provided that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request to the Borrower to deliver such paper copies and (y) the Borrower shall notify the Administrative Agent (by electronic mail) of the posting pursuant to clauses (i) and (ii) above of any such documents, and the Administrative Agent hereby agrees that it shall use commercially reasonable efforts to post such documents received pursuant to clause (ii) or (iii) above on the Borrower’s behalf to a commercial, third-party or other website sponsored by the Administrative Agent and to which each Lender has access, and notify the Lenders of such posting. The Administrative Agent shall have no obligation to request the delivery or to maintain any copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. The Borrower hereby acknowledges that the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of such Loan Party hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on DebtDomain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”).

Section VI.3Notices. The Borrower shall promptly notify the Administrative Agent of:
(a)the occurrence of any Default or Event of Default;
(b)any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) any breach or non-performance of, or any default under, a Contractual Obligation of either Loan Party, (ii) any dispute, litigation, investigation, proceeding or suspension between a Loan Party and any Governmental Authority or (iii) the commencement of, or any material development in, any litigation or proceeding affecting either Loan Party; and
(c)any material change in the accounting policies or financial reporting practices by either Loan Party.
Each notice pursuant to this Section 6.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth in reasonable detail the occurrence referred to therein and, if applicable, stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
Section VI.4Payment of Obligations. The Borrower shall pay and discharge as the same shall become due and payable (taking into account extensions) in the ordinary course of business, all its obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party and (ii) the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; except in each case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section VI.5Preservation of Existence, Etc. The Borrower shall preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.4 or 7.5. The Borrower shall take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section VI.6Further Assurances. At any time or from time to time upon the reasonable request of the Administrative Agent, the Borrower shall execute and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of this Agreement and the other Loan Documents and to provide for payment of the Loans made hereunder, with interest thereon, in accordance with the terms of this Agreement.

Section VI.7Compliance with Laws. The Borrower shall comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) failure to comply with such requirements could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section VI.8Books and Records. The Borrower shall (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied, shall be made of all financial transactions and matters involving the assets and business of the Borrower; (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower; and (c) maintain and implement administrative and operating procedures (including an ability to recreate Records relating to the Pool Policies in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable in light of industry practice for the collection of all Pool Policies (including records adequate to permit the immediate identification of each Pool Policy and all Collections of, and adjustments to, each Pool Policy).
Section VI.9Inspection Rights. The Borrower shall permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties to examine its corporate, financial and operating records relating to the Pool Policies, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with the directors, officers and independent public accountants of the Borrower and its Affiliates, all at the expense of the Borrower, and at such reasonable times during normal business hours, upon at least five (5) Business Days’ prior written notice; provided, however, that, so long as no Event of Default has occurred and is continuing, the Borrower’s obligation to reimburse the Administrative Agent for expenses incurred in connection with the inspections performed by the Administrative Agent of the Loan Parties in any single calendar year, including expenses incurred in the review of the books and records of the Loan Parties in connection therewith, shall not exceed $50,000; provided, further, that so long as no Event of Default has occurred and is continuing, the Administrative Agent shall not perform audits more frequently than twice in any twelve-month period. Notwithstanding anything to the contrary in this Section 6.9, neither the Borrower nor the Parent shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or the Lender (or their respective representatives or independent contractors) is prohibited by applicable Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.
Section VI.10Use of Proceeds.
(a)The Borrower shall use the proceeds of any Loan solely for Permitted Uses.

(b)The Borrower shall cause (i) the amount on deposit in the Reserve Account to be at least the Required Reserve Amount (calculated as if the Closing Date is a Remittance Date) immediately after giving effect to the Borrowing on the Closing Date and (ii) the amount on deposit in the SI Premium/Expense Account immediately after giving effect to the Borrowing on the Closing Date to equal at least the aggregate amount of premiums in respect of the Pool Policies that are scheduled by the Servicer to be paid during the period from the Closing Date to first Remittance Date.
Section VI.11Approvals and Authorizations. The Borrower shall maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which the Borrower is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents, except to the extent that any one or more of such failures to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section VI.12Security Interest. The Borrower shall maintain a first-priority (subject to Permitted Liens) perfected security interest in the Collateral (in the case of each Pool Policy, to the extent of the Borrower’s Security Entitlement thereto) in favor of the Administrative Agent in accordance with the terms of the Borrower Security Agreement and, with respect to each Pool Policy, maintain a valid Security Entitlement thereto credited to the Securities Account.
Section VI.13ERISA Matters. The Borrower shall do, or cause to be done, all things necessary to ensure that it will not be deemed to hold Plan Assets at any time.
Section VI.14Policies In-Force. The Borrower shall maintain or cause to be maintained each Pool Policy in-force; provided that (i) neither the rescission of a Pool Policy by the Insurer nor any Pool Policy becoming void or being void ab initio shall constitute a breach of this Section 6.14 and (ii) the Borrower shall have the right to surrender a Pool Policy, or permit a Pool Policy to lapse, without the consent of the Administrative Agent if (a) no Event of Default has occurred and is continuing or would result from such surrender or lapse, as the case may be, and (b) either (1) such Pool Policy’s Policy Value as of the date of such surrender or lapse, as the case may be, is less than or equal to zero or (2) both (A) the Borrower reasonably believes that surrendering such Pool Policy, or allowing such Pool Policy to lapse, will be accretive during the 180 days following the Closing Date and (B) surrendering such Pool Policy or allowing such Pool Policy to lapse, as the case may be, will not result in the aggregate Initial Policy Values of the Pool Policies surrendered and/or lapsed under this clause (B), and of the Pool Policies sold by the Borrower, exceeding 5% of the Aggregate Closing Date Policy Value. The Borrower shall pay Premiums, or cause Premiums to be paid, on the Pool Policies in such amounts and at such times, in all cases in accordance with the other terms of the Loan Documents, so that the aggregate Financed Death Benefit of any one or more Pool Polices that is in a state of “grace” or “lapse pending,” or in any similar state, as of any date of determination does not exceed 5% of the aggregate Financed Death Benefit of all of the In-Force Pool Policies as of such date of determination.

Section VI.15Collections. The Borrower shall (a) direct (and cause the Servicer and the Securities Intermediary to direct) all applicable Insurers and other obligors in respect of the Pool Policies and other Borrower Collateral to make all payments in respect thereof to the Securities Intermediary, (b) direct the Securities Intermediary to deposit all payments received in respect of the Pool Policies and other Borrower Collateral directly to the SI Collection Account and (c) direct all Collections deposited to the SI Collection Account to be remitted by wire transfer, within one (1) Business Day of deposit therein, directly to the Collection Account in accordance with the Securities Intermediary Agreement. If any Collections are received by any Loan Party or any of its Affiliates, the Borrower shall cause such Collections to be remitted directly to the Collection Account as soon as practicable and in any event within two Business Days of receipt of same, and, at all times prior to such remittance, such recipient shall hold such Collections in trust for the exclusive benefit of the Administrative Agent on behalf of the Secured Parties. To the extent any funds other than Collections are deposited into the Collection Account, the Borrower shall promptly (and in any event within two Business Days) identify such funds and notify the Administrative Agent of the same and direct the Administrative Agent to remit such funds to the Person entitled thereto. The Administrative Agent may at any time following the occurrence of an Event of Default request the Borrower to, and the Borrower thereupon promptly shall or shall cause its agent or representative to, direct all Insurers and other parties obligated to make payments in respect of the Borrower Collateral, the Servicer and the Securities Intermediary to remit all payments with respect to the Borrower Collateral to a new depository account or lock-box specified by the Administrative Agent (which new account shall, if so directed by the Administrative Agent, be established in the Administrative Agent’s own name); provided, that, for purposes of clarification, any payment so remitted shall continue to be applied in accordance with Section 2.4(b)(i) or (ii) or 8.3, as applicable.
Section VI.16Taxes. The Borrower shall maintain its status as an entity disregarded from a U.S. person for U.S. federal income tax purposes.
Article VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation (other than any contingent indemnity obligations that are not then due and payable) hereunder shall remain unpaid or unsatisfied:
Section VII.1Liens. The Borrower shall not, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.
Section VII.2Investments. The Borrower shall not, directly or indirectly, make any Investment other than Cash Equivalent Investments maintained in the Collateral Accounts.
Section VII.3Indebtedness; Bank Accounts. The Borrower shall not, directly or indirectly, (a) create, incur, assume or suffer to exist any Indebtedness, except Indebtedness under the Loan Documents, or (b)  open or establish any bank, securities or other account without the consent of the Administrative Agent except as contemplated by the Loan Documents (including the Borrower Account).
Section VII.4Fundamental Changes. The Borrower shall not, directly or indirectly, merge, dissolve, liquidate, wind-up or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except for (a) sales of Pool Policies consummated in accordance with Section 2.12(a) and (b) the lapse or surrender of any Pool Policy permitted pursuant to Section 6.14.
Section VII.5Sale of Collateral. The Borrower shall not, directly or indirectly, sell, assign, transfer, convey or otherwise Dispose of any Collateral (including surrendering any Pool Policy or permitting any Pool Policy to lapse) except for (a) sales of Pool Policies consummated in accordance with Section 2.12(a), (b) the lapse or surrender of any Pool Policy permitted pursuant to Section 6.14 and (c) any Restricted Payment permitted pursuant to Section 7.6.
Section VII.6Restricted Payments. The Borrower shall not, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that the Borrower may make Restricted Payments from the proceeds of any Borrowing and from amounts on deposit in the Borrower Account on any Remittance Date after giving effect to the provisions of Section 2.4(b), provided that no Default or Event of Default has occurred and is continuing or would result after giving effect to such Restricted Payment.
Section VII.7Transactions with Affiliates. Except as expressly contemplated by the Loan Documents, the Borrower shall not, directly or indirectly, enter into any transaction of any kind with any of its Affiliates, whether or not in the ordinary course of business, unless (i) such transaction is on fair and reasonable terms no less favorable to the Borrower as would be obtainable by it at the time in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower and (ii) the Borrower has provided the Administrative Agent with written notice of such transaction at least five (5) Business Days prior to such transaction.
Section VII.8Contractual Obligation. The Borrower shall not, directly or indirectly, enter into any Contractual Obligation (including to purchase any Policy) other than (a) a Loan Document or (b) written agreements to sell one or more Policies in accordance with Section 2.12(a).
Section VII.9Use of Proceeds. The Borrower shall not, directly or indirectly, use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, (b) to purchase securities or other assets in a manner that would cause such credit extension to become a “covered transaction” as defined in Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and Regulation W of the

FRB, including any transaction where the proceeds of any Loan are used for the benefit of, or transferred to, an Affiliate of a Lender, or (c) for any use other than a Permitted Use.
Section VII.10Sanctions. The Borrower shall not, directly or indirectly, use the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law, (ii) for the purpose of funding, financing or facilitating any activity, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanction applicable to any party hereto.
Section VII.11Amendments to Certain Agreements; Non-Petition Covenants; Certain Actions With Respect to Pool Policies.
(a)The Borrower shall not, directly or indirectly, enter into, or otherwise be party to, any material agreement that does not contain an agreement from each other party thereto substantially similar to Section 10.23.
(b)The Borrower shall not, directly or indirectly, (i) amend the terms of any Pool Policy in any way that is materially adverse to the interests of Lenders, other than an amendment to which the Administrative Agent has consented in writing, (ii) request or receive any Policy Loan in respect of any Pool Policy on or following the Closing Date, (iii) elect or change any option under any Pool Policy which negatively affects the value of such Pool Policy or (iv) except for Disposing of a Pool Policy in accordance with Section 7.4 or 7.5, take any action that would cause a Pool Policy to fail to satisfy any one or more of the conditions set forth on Annex A.
(c)Without the Administrative Agent’s prior written consent (which consent may not be unreasonably withheld), the Borrower shall not engage the Servicer to perform any additional service under the Servicing Agreement if doing so would result in an increase in the Servicing Fees.
Section VII.12ERISA.
(a)The Borrower shall not, directly or indirectly, maintain or contribute to, or agree to maintain or contribute to, or permit any ERISA Affiliate of the Borrower to maintain or contribute to or agree to maintain or contribute to, any Plan.
(b)The Borrower shall not, directly or indirectly, hold Plan Assets.
Section VII.13Representations to Credit Rating Agencies and Regulatory Bodies. The Borrower shall not, directly or indirectly, make any material misrepresentation with respect to the Loan Documents or any related transaction to any credit rating agency rating the Borrower or any Affiliate thereof or to any Governmental Authority with jurisdiction over the Borrower or any Affiliate thereof.

Section VII.14Change in Nature of Business; Acquisition of Policies. The Borrower shall not, directly or indirectly, (a) engage in any business other than the transactions contemplated hereunder and under the other Loan Documents or agreements to sell Policies in accordance with this Agreement or (b) acquire any additional Polices after the Closing Date without the consent of the Administrative Agent.
Section VII.15Change in Collateral Accounts. The Borrower shall not, directly or indirectly, add or terminate any Collateral Account, or make any change in the Borrower’s instructions to Insurers or other parties obligated to make payments in respect of the Borrower Collateral regarding payments to be made to the SI Collection Account or any Collateral Account, unless (i) after giving effect to any such addition, termination or other change, all such parties have been instructed to make payments directly to a Collateral Account covered by a Collateral Account Control Agreement duly executed by the Borrower and the Collateral Account Bank or the SI Collection Account and (ii) in the case of any addition of a new bank proposed to be a Collateral Account Bank, the Administrative Agent shall have approved in writing the use of such bank for such purpose.
Section VII.16Subsidiaries. The Borrower shall not, directly or indirectly, establish, create or permit to exist any Subsidiary.
Article VIII
EVENTS OF DEFAULT AND REMEDIES
Section VIII.1Events of Default. Any of the following shall constitute an Event of Default:
(a)Non-Payment. Either Loan Party fails to pay, as required to be paid under any Loan Document, (i) any amount of principal of any Loan when the same shall become due and payable hereunder, whether on the Scheduled Maturity Date or otherwise, (ii) any interest on any Loan payable under any Loan Document, when the same shall become due and payable under any Loan Document and, except on or after the Maturity Date, such failure (in the case of this clause (ii)) shall continue unremedied for a period of two (2) Business Days, or (iii) any fee or other amount (other than an amount referred to in clause (i) or (ii)), when the same shall become due and payable under any Loan Document and, except on or after the Maturity Date, such failure (in the case of this clause (iii)) shall continue unremedied for a period of five (5) Business Days; or
(b)Required Reserve Deficit. If after giving effect to all payments that occur on a Remittance Date, the amount of funds in the Reserve Account on such Remittance Date fails to equal at least the Required Reserve Amount as of such Remittance Date and such failure continues for more than five (5) Business Days following such Remittance Date; or
(c)Specified Covenants. Either (i) the Borrower fails to instruct the Collateral Account Bank as and when required by the penultimate sentence of Section 2.4(e), and such failure continues for one Business Day, (ii) the Borrower fails to perform or observe any covenant in Section 6.1, 6.2, 6.3, 6.5 (as to the existence of the Borrower), 6.9, 6.10, 6.15 or 6.16 or Article VII, (iii) the Borrower fails to perform or observe any covenant in Section 6.14, and such failure continues for 15 days after the earlier of (x) the date on which written notice of such failure is received by the Borrower from the Administrative Agent and (y) the date of discovery of such failure by a Responsible Officer of the Borrower or any Affiliate thereof or (iv) the Parent fails to perform or observe any covenant in Section 4.14 (as to the existence of the Parent), 4.17 or 4.19 of the Parent Security Agreement, any of Sections 4.21 through 4.30 of the Parent Security Agreement or Article V of the Parent Security Agreement; or
(d)Insolvency Proceedings, Insolvency, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, examiner or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding (any such proceeding, with respect to any Person, being an “Insolvency Proceeding”); or is unable or admits inability to pay its debts as they fall due; or is deemed to or declared to be unable to pay its debts under applicable law; or the value of its assets are less than its liabilities (taking into account contingent and prospective liabilities); or
(e)Other Defaults. Any Loan Party fails to perform or observe in a material respect (to the extent not already qualified by materiality or Material Adverse Effect) any other covenant or agreement (not specified in any of Sections 8.1(a) through (d) or in Section 8.1(n)) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the date on which written notice of such failure is received by the applicable Loan Party from the Administrative Agent and (ii) the date of discovery of such failure by a Responsible Officer of the applicable Loan Party or any Affiliate thereof; or
(f)Borrower Certification. Any Borrower Certification proves to have been inaccurate; or
(g)Representations and Warranties. Any representation, warranty, certification or statement of fact (other than a Borrower Certification) made or deemed made by or on behalf of any Loan Party, GWG Holdings or any Transferring Portfolio Owner, including in any certificate delivered by any such Person in connection with a legal opinion described in Section 4.1(a)(v), shall be incorrect or misleading in a material respect (to the extent not already qualified by materiality or Material Adverse Effect) when made or deemed made; provided that if such breach is capable of being cured, then such breach will not constitute an Event of Default hereunder unless such breach remains unremedied for thirty (30) days after the earlier of (i) the date on which written notice of such failure is received by either Loan Party from the

Administrative Agent and (ii) the date of discovery of such failure by a Responsible Officer of either Loan Party, GWG Holdings or either Transferring Portfolio Owner; or
(h)Security Interest Failure. Either (i) the Administrative Agent fails for any reason to have a first priority perfected security interest in any Collateral (in the case of each Pool Policy, to the extent of the Borrower’s Security Entitlement thereto) in accordance with the terms of the applicable Security Agreement or (ii) with respect to any Pool Policy, the Borrower fails to maintain a valid Security Entitlement thereto credited to the Securities Account; or
(i)Trigger Event or Change in Control. Any Trigger Event or Change in Control shall occur; or
(j)Invalidity of Loan Documents. Either (i) any material obligation of any Loan Party or any Affiliate thereof under any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnity obligation not then due and payable), ceases to be in full force and effect, or (ii) any Loan Party or any other Person contests in any manner the validity or enforceability of any material provision of any Loan Document or (iii) any Loan Party or Affiliate thereof repudiates its liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or
(k)Judgments. Any final judgment or order by one or more courts of competent jurisdiction for the payment of money shall be rendered against any Loan Party in an aggregate amount in excess of $15,000, and the same shall remain unsatisfied, unvacated, unbonded or unstayed for a period of thirty (30) days; or
(l)Investment Company. Any Loan Party shall be required to be registered as an “investment company” under the Investment Company Act; or
(m)Servicer Default. A Servicer Default shall occur; or
(n)Special Purpose Entity Requirements. Either Loan Party, or any Person that owns any Equity Interest of the Parent, shall fail to comply with the Special Purpose Entity Requirements applicable to such Loan Party or other Person in all material respects and such failure continues for five (5) Business Days after the earlier of (i) the date on which written notice of such failure is received by either Loan Party from the Administrative Agent and (ii) the date of discovery of such failure by a Responsible Officer of either Loan Party, GWG Life or GWG Holdings; or
(o)Minimum Net Worth. The Net Worth of the Borrower as of the end of any fiscal quarter shall be less than zero Dollars; or
(p)Entitlement Order Confirmation. The Administrative Agent shall not have received a notice from the Securities Intermediary, in substantially the form of Exhibit 1 of the Entitlement Order, within one Business Day following the Closing Date; or

(q)Amendments to Loan Party’s Organization Documents. Any Organization Document of either Loan Party shall have been amended, other than an amendment (i) (A) that solely cures any ambiguity, typographical or manifest error or defect in such Organization Document and (B) of which the Administrative Agent was provided notice before execution of such amendment or (ii) to which the Administrative Agent has consented in writing (such consent not to be unreasonably withheld or delayed).
Section VIII.2Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall at the request of the Required Lenders (or may with the consent of the Required Lenders) take any or all of the following actions:
(a)declare the commitment of each Lender to make Loans (other than Protective Advances) to be terminated, whereupon such commitments and obligations shall be terminated;
(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;
(c)deliver a notice of exclusive control in relation to any Collateral Account and give instructions to the Collateral Account Bank in relation thereto under the provisions of the applicable Collateral Account Control Agreement;
(d)deliver a notice of exclusive control in relation to the Securities Account, SI Collection Account or SI Premium/Expense Account and give instructions to the Securities Intermediary in relation thereto under the provisions of the Securities Intermediary Agreement;
(e)in addition to all other rights and remedies under the Loan Documents and/or of a secured party under the UCC and other legal or equitable remedies, realize upon the Collateral and/or immediately sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof, subject to, and in accordance with the terms of the Security Agreements; and
(f)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or the Parent under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans (other than Protective Advances) shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender or other Person.
Section VIII.3Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.2), any amount received on account of the Obligations shall, subject to the provisions of Section 2.11, be applied by the Administrative Agent in the following order:
(a)first, on a pari passu basis, to the Collateral Account Bank, the Securities Intermediary and the other applicable Third Party Indemnitees, an amount equal to (i) the Collateral Account Bank Fees and the Securities Intermediary Fees owed to the Collateral Account Bank or the Securities Intermediary, in each case, then due and payable by the Borrower to such parties, and (ii) all other amounts (including in respect of any indemnification obligation) then due and payable by the Borrower under a Collateral Account Control Agreement or the Securities Intermediary Agreement;
(b)second, for payment of the amount (which may be zero) determined by the Administrative Agent in its sole discretion to be necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, or (ii) to enhance the likelihood of, or maximize the amount of, repayment of the one or more Loans and other Obligations;
(c)third, to the Reserve Account, the amount (which may be zero) determined by the Administrative Agent in its sole discretion to be necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the one or more Loans and other Obligations or (iii) to pay, or provide for the payment of, any Borrower Expense or any other amount chargeable to, or required to be paid by, the Borrower pursuant to the terms of any Loan Document (other than any Obligation described in Section 8.3(d), (e), (h) or (i));
(d)fourth, to the Administrative Agent for the account of the Administrative Agent and its Related Parties (but, in the case of a Related Party of the Administrative Agent, solely because of the Administrative Agent’s position as such) on a pari passu basis, an amount equal to the Obligations that are then due and payable to such Secured Parties but are not of the type described in Section 8.3(h) or (i);
(e)fifth, to the Administrative Agent for the account of the Lenders and their respective Related Parties on a pari passu basis, an amount equal to the Obligations that are then due and payable to such Secured Parties but are not of the type described in Section 8.3(h) or (i);
(f)sixth, for payment of the amount (which may be zero) determined by the Administrative Agent in its sole discretion to be necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, or (ii) to enhance the likelihood of, or maximize the amount of, repayment of the one or more Loans and other Obligations;
(g)seventh, to the Reserve Account, the amount (which may be zero) determined by the Administrative Agent in its sole to be necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the one or more Loans and other Obligations or (iii) to pay, or provide for the payment of, any Borrower Expense or any other amount chargeable to, or required to be paid by, the Borrower pursuant to the terms of any Loan Document (other than any Obligation described in Section 8.3(h) or (i));
(h)eighth, to the Administrative Agent for the account of the Lenders, an amount equal to the accrued and unpaid interest on the one or more Loans then due and payable;
(i)ninth, to the Administrative Agent for the account of the Lenders, an amount equal to aggregate outstanding principal amount of the one or more Loans; and
(j)tenth, after all of the Obligations have been indefeasibly paid or otherwise satisfied in full, to the Borrower by deposit into the Borrower Account, or as otherwise required by Law, any such amount remaining.
Article IX
ADMINISTRATIVE AGENT
Section IX.1Appointment and Authority. Each of the Lenders hereby irrevocably appoints National Founders to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall have no rights as third party beneficiary of any such provisions, except that that the Borrower shall be entitled to rely on and enforce the provisions of Sections 9.6 and 9.10. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section IX.2Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section IX.3Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents or those rights and powers that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.2 and 10.1) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default, as the case may be, is given in writing to the Administrative Agent by the Borrower or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section IX.4Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section IX.5Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section IX.6Resignation of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, if no Event of Default exists or is continuing upon the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed), and if an Event of Default exists and is continuing in consultation with the Borrower, to appoint a successor, which at all times shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders and, if no Event of Default exists or is continuing, the Borrower) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.4 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
Section IX.7Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section IX.8Administrative Agent May File Proofs of Claim; Credit Bidding.
(a)In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.8 and 10.4) allowed in such judicial proceeding; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 10.4.
(b)Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
(c)The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (g) of Section 10.1 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
Section IX.9Collateral Matters.
(a)Without limiting the provisions of Section 9.8, the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitment and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders.
(b)Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 9.9.
(c)The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the

Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Article X
MISCELLANEOUS
Section X.1Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any party hereto, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)waive any condition set forth in Section 4.1(a) without the written consent of each Lender;
(b)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2) without the written consent of such Lender;
(c)postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(d)reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.1) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the LTV Percentage that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
(e)change Section 8.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(f)change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; and
(g)change any provision of this Agreement in a manner adversely affecting the rights of any of the Securities Intermediary, the Collateral Account Bank or the Servicer to

any amount owed to it under Section 2.4 or 8.3 or any other provision hereof, in each case, without the written consent of any such Person adversely affected;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
Section X.2Notices; Effectiveness; Electronic Communication.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.2(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Borrower, any other Loan Party or the Administrative Agent, to the address, electronic mail address or telephone number specified for such Person on Schedule 10.2; and
(ii)if to any other Lender, to the address, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices and other communications delivered through electronic communications to the extent provided in Section 10.2(b), shall be effective as provided in such Section 10.2(b).
(b)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the recipient affirmatively confirming such receipt to the sender thereof, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet.
(d)Effectiveness of Facsimile of Electronic Mail Documents. Loan Documents may be transmitted by facsimile or electronic mail. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on each Loan Party, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or electronic mail document or signature.
(e)Change of Address, Etc.    The Loan Parties and the Administrative Agent may change its address, electronic mail address or telephone number for notices and other communications hereunder by written notice to the other parties hereto. Each other Lender may change its address, electronic mail address or telephone number for notices and other communications hereunder by written notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(f)Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of the Borrower or any other Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower or any other Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section X.3No Waiver; Cumulative Remedies; Enforcement.
No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.2 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.8 (subject to the terms of Section 2.10), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.2 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section X.4Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and each Lender and their respective Affiliates (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent (with any such fee or charge being limited to external counsel for the Administrative Agent)), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement, and the other Loan Documents or any amendments, modifications or waivers thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender (with any such fee or charge being limited to external counsel for the Administrative Agent or a Lender)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.4, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all costs, losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any subagent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.1), (ii) any Loan or the use or proposed use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (including any such claim, litigation or proceeding arising from any sale or distribution of securities by the Borrower), whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.1(c), this Section 10.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)Reimbursement by Lenders. To the extent that the applicable Loan Party for any reason fails to indefeasibly pay any amount required under Section 10.4(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 10.4(c) are subject to the provisions of Section 2.9(d).
(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any other party hereto or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof (except to the extent such damages are recovered by third parties in connection with claims made by such third parties that are indemnified under this Agreement). No party hereto shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such party hereto through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such party as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)Payments. All amounts due under this Section 10.4 shall be payable not later than ten Business Days after demand therefor made after such amount became due and payable.
(f)Survival. The agreements in this Section 10.4 and the indemnity provisions of Section 10.2(f) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitment and the repayment, satisfaction or discharge of all the other Obligations.

Section X.5Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
Section X.6Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.6(b), (ii) by way of participation in accordance with the provisions of Section 10.6(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.6(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.6(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement; provided, that, notwithstanding the foregoing, the Securities Intermediary, the Collateral Account Bank and the Servicer shall be express third party beneficiaries of this Agreement, entitled to enforce the rights provided thereto herein as if direct parties hereto.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(ii)Required Consents. Any assignment hereunder shall require prior written notification to the Borrower and prior written consent of (A) the Administrative Agent (such consent not to be unreasonably withheld or delayed), if such assignment is to a Person that is not a Lender or that is a Defaulting Lender, and (B) the Borrower (such consent not to be unreasonably withheld or delayed) if (1) an Event of Default has not occurred and is continuing and (2) such assignment is to a Person that (x) invests directly in life settlements on a principal basis (or is actually known by the assigning Lender to be an Affiliate of a Person that so invests) and (y) is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender.
(iii)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent and the Borrower an Administrative Questionnaire.
(iv)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.6(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.2, and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that

Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(d).
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of the Borrower (except to the extent required under clause (v)) or the Administrative Agent, sell participations to any Person (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) such Lender provides notice of such sale to the Borrower and the Administrative Agent at least (3) Business Days prior to such sale and (v) unless an Event of Default has occurred and is continuing, the Borrower consents to such sale (such consent not to be unreasonably withheld or delayed), if such Participant is a Person that (x) invests directly in life settlements on a principal basis (or is actually known by the assigning Lender to be an Affiliate of a Person that so invests) and (y) is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.4(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.1 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1 and 3.2 (subject to the requirements and limitations therein, including the requirements under Section 3.1(e) (it being understood that the documentation required under Section 3.1(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.4(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.3 and 10.13 as if it were an assignee under Section 10.4 (b) and (B) shall not be entitled to receive any greater payment under Sections 3.1 or 3.2, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent that such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation and the same greater payment would also have applied to the relevant Lender. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.3 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.10 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to any Person to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)Status as Qualified Purchaser. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, each Lender hereunder, and each Participant, must at all times be a “qualified purchaser” as defined in the Investment Company Act (a “Qualified Purchaser”). Accordingly:
(i)each Lender represents to the Borrower, (A) on the date that it becomes a party to this Agreement (whether by being a signatory hereto or by entering into an Assignment and Assumption) and (B) on each date on which it makes a Loan hereunder, that it is a Qualified Purchaser;

(ii)each Lender agrees that it shall not assign, or grant any participations in, any of its rights or obligations under this Agreement to any Person unless such Person is a Qualified Purchaser; and
(iii)the Borrower agrees that, to the extent it has the right to consent to any assignment or participation herein, it shall not consent to such assignment or participation hereunder unless it reasonably believes that the assignee or participant is a Qualified Purchaser at the time of such assignment or participation and that such assignment or participation will not cause the Borrower, the Parent or the pool of Collateral to be required to register as an investment company under the Investment Company Act.
Section X.7Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Person invited to be a Lender pursuant to Section 10.1 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any of the Borrower and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower that, to the Administrative Agent’s or such Lender’s knowledge, does not have a duty of confidentiality to any Loan Party. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement (but not any economic terms or information about any Pool Policies or Insureds) to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. “Information” means all information received from or on behalf of the Borrower relating to the Borrower or the Collateral, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Loan Parties, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws. Neither the Borrower nor any Affiliate thereof shall publicly file any Loan Document with the SEC (except to the extent such Loan Document already is publicly available at such time) without having provided the Administrative Agent with a reasonable opportunity to review, and consult with the filing party regarding the scope of, the proposed filing.
Section X.8Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.11 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section X.9Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law,

(a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section X.10Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart of this Agreement.
Section X.11Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid.
Section X.12Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section X.13Replacement of Lenders. If any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.1 and 3.2) and obligations under this Agreement and the related Loan Documents to a Person that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) to the extent required by the Administrative Agent pursuant to Section 10.6(b);
(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter;
(d)such assignment does not conflict with applicable Laws; and
(e)in the case of an assignment resulting from a Lender becoming a NonConsenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section X.14Governing Law; Jurisdiction; Etc.
(a)GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO OR ANY RELATED PARTY OF ANY PARTY HERETO IN ANY WAY RELATING TO THIS AGREEMENT OR ANY

OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; PROVIDED, THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR AFFILIATE THEREOF OR ANY OF THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION TO THE EXTENT REQUIRED TO REALIZE UPON THE COLLATERAL IN ACCORDANCE WITH THE TERMS OF THE LOAN DOCUMENTS.
(c)WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section X.15Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD

NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section X.16No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section X.17Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section X.18USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including, the Act and the Beneficial Ownership Regulation.
Section X.19Compliance with Laws. The Borrower acknowledges that National Founders’ obligations hereunder shall be subject to all Laws and, without limitation, the Loan Documents shall not limit the ability of National Founders to take any actions that it determines, in the exercise of its sole discretion, to be necessary or advisable to comply fully and prudently with any Law, including any regulatory margin requirement.
Section X.20Time of the Essence. Time is of the essence of the Loan Documents.
Section X.21Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).
Section X.22Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section X.23Non-Petition. The Administrative Agent, the Lenders, and anyone acting on behalf of the Administrative Agent or the Lenders, shall not be entitled to institute, or join any other person in bringing, instituting or joining, any bankruptcy, reorganization, arrangement, insolvency, winding-up, examinership or liquidation proceedings, or other proceedings under any applicable bankruptcy or similar law in relation to the Borrower until the date that is one year and one day (or, if longer, the applicable preference period) following the payment in full of all Obligations. The obligations of the Borrower under the Loan Documents are solely the limited liability company obligations of the Borrower. None of the parties to the Loan Documents shall have any recourse against any director, shareholder, partner or officer of the Borrower in respect of any obligations, covenant or agreement entered into or made by the Borrower pursuant to the terms of the Loan Documents or any notice or documents which it is requested to deliver hereunder or thereunder. The provisions of this Section 10.23 shall survive the termination of this Agreement.
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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.
GWG DLP FUNDING VI, LLC
By:    ___________________________________
    Name:
    Title:

Signature Page to Credit Agreement

NATIONAL FOUNDERS LP,
as the Administrative Agent
By:    ___________________________________
    Name:
    Title:
NATIONAL FOUNDERS LP,
as a Lender
By:    ___________________________________
    Name:
    Title:

Signature Page to Credit Agreement